EXHIBIT 2.1

STOCK ACQUISITION AGREEMENT

dated as of January 21, 2009

by and between

THE ACTIVE NETWORK, INC.

and

ELICIA ACQUISITION CORP.

STOCK ACQUISITION AGREEMENT

THIS STOCK ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of January 21, 2009 (“Effective Date”) by and among The Active Network, Inc., a Delaware corporation (“Acquirer”). Elicia Acquisition Corp., a Delaware corporation (“Seller”) and for purposes of Sections 6.2, 6.3, 6.7, 6.8 and 6.11 and 11.17 only, IAC/InterActiveCorp, a Delaware corporation (“Parent”) and, for purposes of Sections 6.2, 6.3, 6.4, 6.5, 6.6 and 11.17. ReserveAmerica Holdings, Ltd. a corporation organized under the laws of the Province of Ontario (the “Company”).

RECITALS

WHEREAS, Seller owns all the issued and outstanding capital stock of the Company;

WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to acquire from Seller, all of the outstanding shares of the capital stock of the Company (the “Shares”), on the terms and conditions hereinafter set forth; and

WHEREAS, the parties intend for federal income tax purposes that the acquisition of the Shares by Acquirer in exchange for shares of Preferred Stock (as defined below) qualify as a “reorganization” described in Section 368(a) of the Code (as defined below), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code.

NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Shares. Subject to all the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, transfer and deliver to Acquirer, and Acquirer shall purchase and acquire from Seller, the Shares, free and clear of any and all Encumbrances (as hereinafter defined), for the consideration specified in this Agreement.

2. Purchase Price.

2.1 Closing Date Consideration / Escrow. Subject to and upon the terms and conditions of this Agreement, in consideration and as payment for all of the Shares, (A) Acquirer shall issue and deliver to Seller, at the Closing, Two Million Nine Hundred Forty Five Thousand Two Hundred and Fifty Three (2,945,253) shares of Series F Convertible Preferred Stock (the “Preferred Stock”) of Acquirer (the “Closing Pate Payment”), free and clear of any and all Encumbrances, and (B) Acquirer shall, at the Closing, issue and deposit into escrow (the “Escrow Deposit”) Five Hundred Nineteen Thousand Seven Hundred and Fifty (519,750) shares of Preferred Stock (the “Escrow Amount”), free and clear of any and all Encumbrances (other than Encumbrances arising solely as a result of the Escrow Agreement), which shall be held as security for the indemnification obligations of Seller (and upon expiration of escrow any remaining Escrow Amount shall be distributed to Seller), pursuant to the provisions of the Escrow Agreement, to be entered into as of the Closing (the “Escrow Agreement”), (the Closing Date Payment and Escrow Deposit being the “Purchase Price”)). For all purposes of this

Agreement, the per share price for the Preferred Stock shall be $14.43 (the “Preferred Stock Share Price”).

3. Closing. Unless this Agreement is earlier terminated in accordance with Section 11.15, the transactions contemplated by this Agreement shall be consummated on January 31, 2009 at such location as is mutually chosen by Acquirer, Company and Seller (which time and place are designated as the “Closing” and which date is also designated the “Closing Date”). At the Closing, the parties shall deliver, or cause to be delivered, the documents and other items set forth in Section 7.

4. Representations and Warranties of Seller. Seller represents and warrants to Acquirer that the statements contained in this Section 4 are true, correct and complete as of the date hereof and as of the Closing Date, except as set forth in a disclosure schedule that Seller has delivered to Acquirer and is attached hereto and that is arranged in numbered and lettered sections corresponding to the numbered and lettered subsections contained in this Section 4 (the “Company Disclosure Schedule”).

4.1 Corporate Existence. Each of the Company and its Subsidiaries (as such term is defined below) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation or organization, and has full corporate power and authority to conduct its business as and to the extent now conducted, and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect (as such term is defined below). Seller has delivered to or made available to Acquirer true, correct and complete copies of the articles of incorporation and bylaws (or equivalent organizational documents), as each has been amended to the date of this Agreement, of the Company and each of its Subsidiaries.

As used herein, “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

4.2 Authority and Binding Obligation.

(a) The execution and delivery by the Company of each of the Escrow Agreement and Investor Questionnaire and Representation Letter (collectively, the “Ancillary Documents”) to which the Company is a party and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate actions on the part of the Company, including approval of the board of directors and shareholder of the Company, and no other corporate action on the part of the Company is necessary. Upon the execution and delivery by the Company of the Ancillary Documents to which it is a party and assuming due authorization, execution and delivery by the other parties thereto, such Ancillary Documents will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, enforceable against Seller in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principals of equity.

(b) Seller has full corporate capacity, power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Ancillary Documents to which it is a party and assuming due authorization, execution and delivery by the other parties thereto, such Ancillary Documents will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principals of equity.

4.3 Capital Stock and Ownership Thereof.

(a) The authorized capital stock of the Company consists of an unlimited amount of common shares (the “Common Stock”). As of the date of this Agreement, only three hundred (300) shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and all of which are owned by Seller. The outstanding shares of Common Stock were issued in compliance with all applicable federal and provincial laws concerning the issuance of securities.

(b) The Shares, which comprise all of the shares of capital stock of the Company issued and outstanding, and are duly registered in the name of Seller on the stock register records of the Company. Seller has good, valid and marketable title to the Shares, beneficially and of record, free and clear of any and all Encumbrances. Seller has the sole right to transfer the Shares to Acquirer. At the Closing, the Shares shall constitute all of the issued and outstanding capital stock of the Company, and as a result of this Agreement and such Closing, upon consummation of the transactions contemplated hereby, Acquirer shall be the beneficial owner of all capital stock of the Company, free and clear of all Encumbrances (other than Encumbrances created by Acquirer), and shall receive good, valid and marketable title to all such capital stock.

(c) Neither Seller nor the Company is a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of the Shares. There are no voting trusts or other agreements or understandings to which Seller or the Company is a party with respect to the voting of the capital stock of the Company. Except for this Agreement, there are no outstanding rights in favor of any Person to purchase any capital stock or other securities from the Company.

(d) As used in this Agreement: “Encumbrances” means any and all liens, encumbrances, claims, charges, options, mortgages, security interests, pledges, hypothecations, community or other marital property interests, equitable interests, rights of first refusal or similar rights, rights of first offer or similar rights, rights of way, easements, encroachments, servitudes, title retention agreements, and other restrictions of any kind whatsoever (other than those created under applicable securities laws restricting the freely transferable nature of a security); “Person” means any individual, corporation, limited liability company, partnership, trust, joint venture, association, organization or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or Governmental Authority; and “Governmental Authority” means any foreign, domestic, federal, territorial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

4.4 No Conflicts. Neither (a) the execution and delivery by Seller or Parent of this Agreement or the execution and delivery by Seller or the Company of any of the Ancillary Documents, nor (b) the performance by Seller or Parent of its obligations under this Agreement or the performance by Seller or the Company of its obligations under any of the Ancillary Documents, nor (c) the consummation by Seller or the Company of any of the transactions contemplated by this Agreement or any of the Ancillary Document, does or will: (i) conflict with or result in a violation or breach of the Articles of Incorporation or Bylaws of the Seller, Parent, the Company or the Subsidiaries of the Company; (ii) conflict with or result in a violation or breach of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, Parent, the Company or the Subsidiaries of the Company or any of their respective assets and properties; or (iii) (A) conflict with or result in a violation or breach of, (B) constitute a default under, (C) require Seller, Parent or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (E) result in the creation or imposition of any Encumbrance upon the Company or any of its respective assets or properties under, any Contract (as such term is defined below) to which Seller, Parent or the Company is a party or by which any of their respective assets or properties is bound, except in the case of clauses (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.5 Consents. No consent or approval of any Governmental Authority, and no approval, order, license, permit, franchise, declaration or filing of any nature with any Governmental Authority (including specifically the Hart-Scott-Rodino Act of 1976, as amended, and the rules and promulgated thereunder), is required as a result of or in connection with any of the following: (a) Seller’s or Parent’s execution, delivery or performance of any of its obligations under this Agreement or any of the Ancillary Documents to which Seller is a party; (b) the Company’s execution, delivery or performance of any of its respective obligations under any of the Ancillary Documents to which Company is a party; or (c) the consummation by Seller or the Company of any of the transactions contemplated by this Agreement or any of the Ancillary Documents, except for (i) any filings that may be required by any applicable “blue sky” laws, (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (iii) as may be necessary as a result of facts and circumstances relating to Acquirer.

4.6 Financial Statements; No Undisclosed Liabilities.

(a) Seller has delivered to Acquirer (a) unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2007 and 2006, and the related unaudited consolidated statements of income for each of the fiscal years then ended, and (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2008, and the related unaudited consolidated statement of income for the eleven month period then ended (the “Interim Financial Statements”). The financial statements referred to in this Section 4.6 (including the Interim Financial Statements) are sometimes collectively referred to in this Agreement as the “Financial Statements.” Except as set forth on Schedule 4.6 of the Company Disclosure Schedule, each Financial Statement has been prepared in accordance with U.S. generally accepted accounting principals (“GAAP”) applied on a consistent basis, and each is in accordance with the books and records of the Company and its Subsidiaries.     ***                                  ***                     .

(b) The Company and its Subsidiaries do not have any liability, loss, cost, or expense, whether fixed or contingent, of a nature required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with GAAP except for (i) liabilities appearing on, or accrued or reserved against in, the Financial Statements, (ii) liabilities which have arisen after November 30, 2008 (the “Financial Date”) in the ordinary course of business consistent with past practice and which are either immaterial in amount or shall be reflected on the Closing Date Balance Sheet (as defined below) and which did not result from, arise out of, relate to, are not in the nature of or were not caused by any breach of contract, breach of warranty, tort, infringement or violation of law. Between the Financial Date and the Closing Date, the Company did not transfer or sell any long term assets.

4.7 Absence of Changes or Events. Since the Financial Date, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been:

(a) Any Company Material Adverse Effect (as such term is defined below) or, to the Company’s knowledge, any occurrence, change, event, circumstance, or combination thereof which could reasonably be expected to result in a Company Material Adverse Effect;

(b) Any transaction relating to or involving the Company, its business or its assets which was entered into or carried out by the Company other than in the ordinary course of business consistent with past practice and other than the transactions contemplated by this Agreement;

(c) Any material change made by Seller or the Company or any of its Subsidiaries in the method of operating the business of the Company or its Subsidiaries or in any of the accounting principles, practices or methods of the Company and its Subsidiaries;

(d) Any Encumbrance imposed or agreed to be imposed on or with respect to the Shares or any of the assets of the Company or any of its Subsidiaries;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(e) Any sale, lease, license, transfer or disposition of, or any agreement to sell, lease, license, transfer or dispose of any of the assets of the Company or any of its Subsidiaries (including any Proprietary Rights of the Company or any of its Subsidiaries), other than in the ordinary course of business and consistent with prior practice;

(f) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to any term, condition, or provision of any Contract (as such term is defined below), other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of business and consistent with past practice:

(g) Any increase in or modification of the compensation or benefits payable or to become payable to any director, officer, employee or consultant of or to the Company or any of its Subsidiaries, or any adoption, modification or termination of any Company Benefit Plan (except as required by law or this Agreement);

(h) Any loss or, to the Company’s knowledge, threat of loss of any of the suppliers (including suppliers of services) or customers or key employees of the Company or any of its Subsidiaries, or any material adverse change (or to the knowledge of the Company, any threat of a material adverse change) in the relations of the Company and its Subsidiaries with any of their suppliers (including suppliers of services), customers or key employees;

(i) Any waiver by Seller or the Company of any right of substantial value relating to the Shares; or

(j) Any delay in payment of any accounts payable by the Company outside the ordinary course of business consistent with past practice.

As used herein, “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, the first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. As used herein, “Company Material Adverse Effect” means one or more events, occurrences or effects (whether or not covered by insurance) which, individually or in the aggregate, result in a material adverse effect on or change in (1) the business, operations, assets, rights, liabilities, obligations, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) the ability of the Company to timely (A) perform any of its obligations hereunder, or (B) consummate any of the transactions contemplated hereby (the “Transactions”), other than any event, occurrence or effect arising out of or attributable to (i) general economic conditions or in the industry in which the Company and its Subsidiaries operate to the extent that such change does not have a substantial disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other industry participants or (ii) any change or effect (not involving Company’s breach of or default under any Contract) that directly results from and arises out of the loss of Company’s customers due to the announcement of the negotiation or announcement of the consummation of the Transactions but only to the extent that on or prior to the Closing Date, the Company has no actual knowledge of such change or loss of customer.

4.8 Subsidiaries. Schedule 4.8 of the Company Disclosure Schedule sets forth a list of (i) all of the Subsidiaries of the Company, (ii) the authorized and outstanding capital stock for each such Subsidiary and (iii) the record owner of such shares. All of the issued and outstanding shares of capital stock of each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth on Schedule 4.8 of the Company Disclosure Schedule, the Company does not presently own or control, directly or indirectly, beneficially or of record, any interest in any other corporation, limited liability company, partnership, association or other Person, or any right to acquire any such interest. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no record owners of, and no other Person has any beneficial interest in, the outstanding capital stock of each such Subsidiary other than the record owners specifically listed on Schedule 4.8 of the Company Disclosure Schedule. Other than the authorized and outstanding capital stock for each such Subsidiary as listed on Schedule 4.8 of the Company Disclosure Schedule, there are not any shares of capital stock of the Subsidiaries authorized, issued or outstanding; and there are not and there have never been any securities exchangeable or exercisable for or convertible into, or any rights to acquire, shares of any capital stock of such Subsidiaries. The outstanding shares of capital stock of each Subsidiary were issued in compliance with all applicable federal and provincial laws concerning the issuance of securities. The shares of capital stock of each Subsidiary that are listed on Schedule 4.8 of the Company Disclosure Schedule (i) are duly registered in the name of the Person listed as owner of such shares on Schedule 4.8 of the Company Disclosure Schedule, (ii) such Person has good, valid and marketable title to such shares, beneficially and of record, free and clear of any and all Encumbrances, (iii) such Person has the sole right to transfer the Shares and (iv) such shares constitute all of the issued and outstanding capital stock of the Subsidiary. No Subsidiary is a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of its shares. There are no voting trusts or other agreements or understandings to which such Subsidiary is a party with respect to the voting of its capital stock. There are no outstanding rights in favor of any Person to purchase any capital stock or other securities from any of the Subsidiaries.

4.9 Taxes

(a) For the purposes of this Agreement: “Tax” means any federal, state, provincial, county, local or foreign tax and any charge, fee, levy, or other assessment in the nature of a tax, including any net income, gross income, sales and use, value-added, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, land transfer, gross receipt, capital stock, capital, production, business and occupation, school, education, local improvement, development, disability, employment, payroll, employment insurance, Canada or Quebec pension plan, health, employer health, license, estimated, net worth, stamp, customs, anti-dumping, countervail, severance or withholding tax or charge imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or addition to any such tax, any installments in respect of tax and any expense incurred in connection with the determination, settlement or litigation of any tax liability; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) All Tax Returns that were required to be filed with respect to the Company and each of its Subsidiaries have been accurately prepared and timely filed. All such Tax Returns are true, correct, and complete in all respects and such Tax Returns contain all disclosures and other items required to avoid additional Taxes or penalties or interest with respect thereto. The Company and each of its Subsidiaries have at all times complied in all material respects with applicable laws pertaining to Taxes.

(c) The Company and each of its Subsidiaries have timely paid all Taxes that have become due or payable (without regard to whether or not such Taxes are shown on any Tax Return) and has adequately provided in the Interim Financial Statements in accordance with GAAP for the applicable jurisdiction for all Taxes that have accrued but are not yet due or payable as of the dates thereof.

(d) No claim has been made by any Taxing authority in any jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or from the Company or a Subsidiary of it, which extension or waiver currently remains in effect.

(e) Neither the Company nor any of its Subsidiaries is a party to any action, proceeding or audit relating to Taxes by any Taxing authority for which the Company, a Subsidiary of it or Acquirer could be held liable. There is no pending and, to the knowledge of the Company, threatened, action, proceeding or audit by any Taxing authority relating to Taxes of the Company or its Subsidiaries. All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Taxing authority have been fully paid. No issue has been raised in writing with respect to any such examination, audit, or other proceeding, which by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency in Taxes of the Company for any Pre-Closing Tax Period (as defined below).

(f) There is no Encumbrance for any Taxes (other than for current Taxes not yet due and payable) upon any asset of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise, or other agreement with any Taxing authority that could affect Taxes for which the Company, any of its Subsidiaries or Acquirer might be liable.

(h) Except as otherwise set forth in Schedule 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes.

(i) The Company and each of its Subsidiaries have withheld or collected, as applicable, and timely remitted all amounts required to be withheld or collected and remitted on or prior to the Closing Date pursuant to applicable law from all payments made to or by any Person who is an employee, director, officer, non-resident, customer, client or other third party. The Company and each Subsidiary resident or carrying on business in Canada is registered for the purposes of the goods and services tax provided for under the Excise Tax Act (Canada) and, where required, is a registrant for the purposes of Taxes provided for under the Act respecting the Quebec Sales Tax (Quebec).

(j) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) The Company has made available to Acquirer true, correct and complete copies of (i) all income Tax Returns and all other material Tax Returns filed by or with respect to the Company or any of its Subsidiaries on a stand-alone basis (as distinguished from a combined, unitary, or consolidated basis) for all periods commencing on January 1, 2006, and (ii) examination reports and statements of deficiencies assessed against the Company or any of its Subsidiaries with respect to all income Tax Returns and all other material Tax Returns filed by the Company or any of its Subsidiaries on a stand-alone basis (as distinguished from a combined, unitary, or consolidated basis) in the last three years.

(l) Neither the Company nor any Subsidiary that is not organized under the laws of the United States (nor any of their respective predecessors) (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that would subject it to United States federal, state or local Tax; (ii) is or was a passive foreign investment company within the meaning of Section 1297 of the Code; (iii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (iv) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(m) Neither the Company nor any of its Subsidiaries has been a party to a transaction whereby it has transferred or acquired property on a tax-deferred basis in respect of which the amount used to determine the proceeds of disposition for the purposes of the Income Tax Act (Canada) (the “Tax Act”) was different from the amount used for Canadian provincial Tax purposes. There are no circumstances existing at or prior to the Closing Date which could, in themselves, result in the application of any of sections 80 to 80.03 of the Tax Act or any equivalent provincial provision to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has made any election pursuant to section 80.04 of the Tax Act or any equivalent provincial provision in which it is an eligible transferee; neither the Company nor any of its Subsidiaries has filed an agreement pursuant to section 191.3 of the Tax Act or any equivalent provincial provision; and neither the Company nor any of its Subsidiaries has claimed any reserve under any one or more of subparagraph 40(l)(a)(iii), paragraphs 20(1)(m) or 20(1)(n) of the Tax Act or any equivalent provincial provision, if such amount could be included in the income of the Company or any of its Subsidiaries for any period ending after the Closing Date.

(n) For all transactions between the Company or any Subsidiary of the Company that is resident in Canada, on the one hand, and any non-resident Person with whom the Company or the Subsidiary of the Company, as the case may be, was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company or the Subsidiary, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(o) As of the Closing Date, neither the Company nor any Subsidiary that is organized outside the U.S. will hold assets which constitute U.S. property within the meaning of Section 956 of the Code.

(p) Neither the Company nor any of its Subsidiaries has ever filed an entity classification election Form 8832 under Section 7701 of the Code that is currently in effect and no such election has been made by the Company nor any of its Subsidiaries during the period that the Company was owned by the Seller.

(q) Neither the Company nor any of its Subsidiaries that is not organized under the laws of the United States has ever made an election under Section 897(i) of the Code that is currently in effect and no such election has been made by the Company or any of its Subsidiaries during the period that the Company was owned by the Seller. Neither the Company nor any of its Subsidiaries has been a U.S. real properly holding company within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(r) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreements or similar arrangements pursuant to which it would have any obligation to make payments after the Closing Date (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers, and vendors entered into in the ordinary course of business).

(s) The Seller is a resident of the United States of America for the purposes of the Canada - United States Income Tax Convention (1980), as amended. The Shares constitute “treaty-exempt property” of the Seller as defined in subsection 116(6.1) of the Tax Act.

4.10 Assets and Properties.

(a) The assets owned, leased or licensed by the Company and its Subsidiaries constitute all the assets necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company or one of its Subsidiaries has good, valid and marketable title to all of their respective owned assets, in each case free and clear of any and all Encumbrances (other than Permitted Encumbrances (as such term is defined below)). The personal property owned or leased by the Company and its Subsidiaries, taken as a whole, is in good operating condition, subject only to ordinary wear and tear, and is adequate and suitable for the uses to which such assets are currently being put. Since July 31, 2008, there has not been any transfer of the Company’s or any of its Subsidiaries’ long term assets.

As used herein, “Permitted Encumbrance” means (i) any Encumbrance set forth in Schedule 4.10 of the Company Disclosure Schedule, (ii) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties), (iii) statutory liens for current Taxes not yet delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings that have been described in Schedule 4.10 of the Company Disclosure Schedule , (iv) statutory mechanics’, materialmen’s or other liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for sums that are in the aggregate less than $30,000 and for which Company has maintained adequate reserves in accordance with GAAP, or (v) easements, rights-of-way, encroachments, restrictions on real property, conditions and similar items on real property arising in the ordinary course of business none of which materially impair the existing use of the property affected thereby.

(b) The Company and its Subsidiaries do not own any real property. Schedule 4.10(b) of the Company Disclosure Schedule sets forth a list of each lease for real property to which the Company or one of its Subsidiaries is a party or which covers any premises at which the Company or one of its Subsidiaries operates its business or maintains any of its assets (each a “Real Property Lease”). The Company or one of its Subsidiaries has a valid leasehold interest in each of the real property interests that is the subject of any of the Real Property Leases. All of the buildings, fixtures and other improvements to which any of the Real Property Leases relates are in good operating condition and repair, and, to the knowledge of the Company, the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

4.11 Books and Records. The books of account and other financial records of the Company and its Subsidiaries, all of which have been made available to Purchaser, are true, correct and complete in all material respects and reflect actual, bona fide transactions. The minute books of the Company and its Subsidiaries, all of which have been made available to Acquirer, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of the Company and its Subsidiaries, the board of directors of the Company and its Subsidiaries and committees of the board of directors of the Company and its Subsidiaries since January 1, 2005, and no meeting or action of any such shareholders, board of directors or committee has been held or taken since January 1, 2005 for which minutes or a written consent in lieu thereof have not been prepared or are not contained in such minute books.

4.12 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries, including those set forth in any of the Financial Statements arose in the ordinary course of business from bona fide transactions. All reserves and allowances related to accounts receivable reflected in the Financial Statements are consistent in extent with the reserves and allowances previously maintained by the Company and its Subsidiaries in the ordinary course of business. None of such accounts receivable are or, to the knowledge of the Company, will be, subject to any claim of offset, recoupment, setoff or counter-claim, and neither Seller nor the Company has knowledge of any specific fact or circumstance that would reasonably be expected to give rise to any such claim. No amount of such accounts receivable are or will be contingent upon the performance by the Company of any obligation or contract. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of the Company which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Schedule 4.12 of the Company Disclosure Schedule sets forth a list of all accounts receivable of the Company and its Subsidiaries as of the Financial Date, together with an aging of such accounts receivable as of the Financial Date, both in the aggregate and by customer (0-30 days, 31-90 days and greater than 90 days).

4.13 Transactions with Interested Persons. No employee, officer, director or shareholder of the Company or any member of his or her family is indebted to the Company, nor, except with respect to employee compensation and benefit arrangements, is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of the Company, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that employees, officers, directors or shareholders of the Company and its Subsidiaries and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Except with respect to employee compensation and benefit arrangements, neither any officer, director or shareholder of the Company nor any member of the family of any of such person is directly or indirectly interested in any Contract (as such term is defined below) with the Company or any of its Subsidiaries.

4.14 Proprietary Rights.

(a) For purposes of this Agreement, “Proprietary Rights” means all of the following: (i) patents, patent applications, patent disclosures and inventions (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration of any of the foregoing falling within this clause (ii), together will all of the goodwill associated with anything falling within this clause (ii); (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) Software; (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, methodologies, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, customer lists and information, and supplier lists and information); (vii) Internet domain names and rights pertaining thereto, (viii) other intellectual property or proprietary rights; and (ix) copies and tangible embodiments of anything falling within any of the foregoing, in whatever form or medium. For the purposes of this Agreement, “Software” means all (A) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (B) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) testing, validation, verification and quality assurance materials relating to any of the foregoing, (E) documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (F) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (G) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(b) Schedule 4.14(b) of the Company Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Proprietary Rights owned by the Company or any of its Subsidiaries, (ii) pending patent applications and applications for registrations of other Proprietary Rights filed by the Company or any of its Subsidiaries and (iii) unregistered trademarks, service marks, trade dress, trade names, logos and corporate names owned by the Company or any of its Subsidiaries. Schedule 4.14(b) of the Company Disclosure Schedule also contains a complete and accurate list of each license and other right granted by the Company or any of its Subsidiaries to any third party with respect to any Proprietary Rights and of each license and other right granted by any third party to the Company or any of its Subsidiaries with respect to any Proprietary Rights that are used by the Company and its Subsidiaries in the conduct of its business, in each case identifying the subject Proprietary Rights but not including licenses arising from the purchase or license of “off the shelf” or other standard commercially available products. The Company or one of its Subsidiaries owns all right, title and interest in and to all of the Proprietary Rights listed on the Company Disclosure Schedule free and clear of all Encumbrances. The Company or one of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Proprietary Rights necessary for the operation of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, free and clear of all Encumbrances, subject to the licenses granted by the Company or any of its Subsidiaries that are set forth on Schedule 4.14(b) of the Company Disclosure Schedule. The Company has taken commercially reasonable steps consistent with industry practice to maintain and protect the Proprietary Rights that it owns. To the knowledge of the Company, the owners of any Proprietary Rights licensed to the Company or a Subsidiary have taken commercially reasonable steps to maintain and protect the Proprietary Rights that are subject to such licenses. The transactions contemplated by this Agreement shall have no adverse effect on the Company’s or one of its Subsidiary’s right, title and interest in and to the Proprietary Rights owned by the Company or one of its Subsidiaries listed on the Company Disclosure Schedule.

(c) There have been no claims made against the Company or its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Proprietary Rights owned or licensed to the Company or one of its Subsidiaries that remain pending and there are no valid grounds for the same. Neither the Company nor any of its Subsidiaries has in the prior two years received any written notices of and there are no facts that would give rise to any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights owned by or licensed to the Company or any of its Subsidiaries (including any demand or request that the Company license any rights from a third party). The conduct of the Company’s and its Subsidiaries’ business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any of the Proprietary Rights of any other Person, nor would any future conduct of the business of the Company and its Subsidiaries as presently conducted infringe, misappropriate or conflict with any of the Proprietary Rights of any other Person. To the knowledge of the Company, the Proprietary Rights owned by or licensed to the Company or one of its Subsidiaries have not been infringed, misappropriated or conflicted by any other Person in any material respect. Notwithstanding anything to the contrary in this Section 4.14(c), the representations and warranties made by Seller and the Company in this

Section 4.14(c) with respect to the infringement, misappropriation or conflict with the Patents of any third party are made to the knowledge of the Company only.

(d) To the knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any material respect with the use of his or her best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the Company’s business as presently conducted. Neither the execution of this Agreement nor the transactions contemplated by this Agreement nor the carrying on of the Company’s business by the employees of the Company will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees of it or its Subsidiaries (or people it currently intends to hire) made prior to their employment by the Company or its Subsidiaries.

(e) The Company and each of its Subsidiaries has taken reasonable measures and precautions to protect, preserve and maintain the confidentiality and secrecy of all trade secrets and other confidential information material to its business. The Company and each of its Subsidiaries has taken commercially reasonable steps consistent with industry practice to: (i) maintain the security of its facilities and systems so that confidential information and trade secrets are not available to Persons who are not authorized to have access, (ii) police the use of such information, and (iii) address any misuse, or compromise of the confidentiality of such information. The Company and each of its Subsidiaries has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than employees of the Company or its Subsidiaries which need such information in the course of their employment) has or has had access to or has or has had any rights with respect to, trade secrets and other confidential information material to the Company and its Subsidiaries other than instances where such trade secrets or confidential information has been disclosed subject to an agreement with such Person pursuant to which such Person is required to maintain and has not breached the confidentiality thereof. Without limiting in any way the generality of the foregoing, the Company and each of its Subsidiaries has, and at all times had, a policy of requiring each employee of or independent contractor to the Company and each of its Subsidiaries who is involved in the creation of intellectual property for the Company or who has access to secrets and other confidential information of the Company and each of its Subsidiaries to execute and deliver a written agreement with the Company and each of its Subsidiaries protecting its Proprietary Rights, preventing the disclosure of such secrets and other confidential information, and assigning to the Company and each of its Subsidiaries any rights such Person has or might have in such Proprietary Rights. The Company and each of its Subsidiaries substantially complies, and has substantially complied, with such policy.

(f) No Software owned by the Company or a Subsidiary of the Company, is, in whole or in part, subject to the provisions of any open source, quasi-open source or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of the licensed software in object code form; (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer such software by its terms and not by operation of law.

(g) To the knowledge of Company, no Proprietary Rights of the Company or any of its Subsidiaries, incorporated into or used in conjunction with any product, system, program or Software that is or was used in the business of the Company or its Subsidiaries contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(h) The Company has taken reasonable actions customary in the United States and Canadian software industry to document any Software and its operation that is part of the Company’s Proprietary Rights, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(i) The existing and currently developed and marketed software of the Company and its Subsidiaries substantially perform the functions described in (i) any agreed specifications or end user documentation, provided to customers of the Company or its Subsidiaries, and (ii) any contracts under which such customers licensed or otherwise acquired any such software, in each case, subject to subsequent changes expressly requested by the customer, and neither Seller nor the Company or any of its Subsidiaries has received any written notice or complaints alleging that any such software does not perform as so described.

(j) Without limiting any other provision of this Agreement, the Company Software and copyrights and trade secret rights with respect thereto are wholly and exclusively owned by the Company or one of its Subsidiaries, and neither Seller nor any of the Company’s or its Subsidiaries’ current or former officers, directors, employees or independent contractors has any right, title or interest therein. As used herein, “Company Software” means (i) the Software listed in Schedule 4.14(j) of the Company Disclosure Schedule, (ii) all other Software licensed by the Company to any of its customers, and (iii) all Proprietary Rights therein.

4.15 Contracts and Commitments.

(a) Schedule 4.15 of the Company Disclosure Schedule contains a list (and. where oral, a summary description) of:

(i) All material contracts, commitments, agreements, leases, licenses, undertakings and other arrangements to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries, their respective businesses or assets, or the Shares, are bound or affected or which affect the consummation of the transactions contemplated hereby. Any contract, commitment, agreement, lease, license, undertaking or other arrangement shall be considered “material” for purposes of this Section 4.15(a)(i) if it is or was (i) entered into outside the ordinary course of business consistent with past practice, or (ii) entered into in the ordinary course of business consistent with past practice and involves payments or receipts in excess of Fifty Thousand Dollars ($50,000);

(ii) Any Real Property Lease entered into by the Company or any of its Subsidiaries;

(iii) All employment agreements, consulting agreements and executive compensation plans affecting any persons employed or retained by the Company or any of its Subsidiaries;

(iv) Any agreement containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or in any geographic location or to use or disclose any information in its possession;

(v) Any license agreements involving the Company or any of its Subsidiaries (as licensor or licensee) other than licenses for the use of off-the-shelf software programs;

(vi) Any agreement involving the Company or any of its Subsidiaries for the development of Software, including any components of Company Software

(vii) Any joint venture, joint development or partnership agreement or similar agreement or arrangement involving the Company or any of its Subsidiaries;

(viii) Any agreement of indemnification or guaranty involving the Company or any of its Subsidiaries;

(ix) Any agreement with any of the Company’s or its Subsidiaries’ current or former officers, directors or employees providing for the payment of any severance pay or payment upon the occurrence of a “change in control” agreement of the Company or any of its Subsidiaries, whether such payments are payable upon a termination that is voluntary or non-voluntary; and

(x) Any agreement under which any Person has any direct or indirect pecuniary interest in the Company or any of its material assets.

(b) The contracts required to be listed or described on Schedule 4.15(a) of the Company Disclosure Schedule are referred to in this Agreement as the “Contracts.” Seller has delivered or made available to Acquirer a true, correct and complete copy of all written Contracts (and where oral, a written summary description of such oral Contracts) together with all amendments, modifications and assignments thereof. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Contracts is in full force and effect and all payments and other amounts required to be paid by Seller, the Company or any of its Subsidiaries, which have become due, have been paid, (ii) neither the Company nor any of its Subsidiaries is in default of its obligations under any of the Contracts, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further condition could become a default by the Company or its Subsidiaries under any of the Contracts, and (iii) since the Financial Date, no waiver has been granted by Seller or by the Company to any other party under any of the Contracts.

4.16 Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the Company, the business, assets or activities thereof, or the Shares. Neither Seller nor the Company has been charged with nor is in violation of, or in default with respect to, (i) any judgment, order, or decree applicable to the Company, its business, assets or activities, or the Shares, or (ii) any law, rule or regulation of, or any return or report required to be filed with, any Governmental Authority with respect to the Company, its business, assets or activities or the Shares. To the knowledge of the Company, there are no conditions, occurrences, events, circumstances or other state of facts upon which might reasonably be predicated any Proceeding adverse to the Company, its business, assets or activities, the Shares or the consummation of any of the transactions contemplated by this Agreement. There is no Proceeding pending or, to the knowledge of the Company, threatened by the Company against any other Person. As used herein, “Proceeding” means any claim, charge, complaint, lawsuit, legal action, decree, judgment, order, settlement agreement, arbitration, proceeding or investigation (governmental or otherwise).

4.17 Insurance. Each of the insurance policies of the Company and its Subsidiaries (a) is listed and summarized on Schedule 4.17 of the Company Disclosure Schedule and (b) shall remain binding and in full force and effect through the Closing Date. Such policies are maintained by Seller’s parent on behalf of the Company. Schedule 4.17 of the Company Disclosure Schedule includes a list of all claims made by or against the Company and each of its Subsidiaries or any other Person employed by or contracted with the Company or any of its Subsidiaries (whether currently or in the past), under any insurance policy maintained with respect to the Company and each of its Subsidiaries during any part of the last three (3) years, including for each such claim the amount of the claim and the resolution and status of the claim. Neither the Company nor any of its Subsidiaries has been refused any insurance by an insurance carrier during the past five (5) years, nor has any insurance policy been cancelled with respect to the Company or any of its Subsidiaries. All premiums due and payable under such insurance policies have been paid, and each of the Company and its Subsidiaries is otherwise in full compliance with the terms of such policies.

4.18 Compliance with Laws. Each of the Company and its Subsidiaries holds all material permits, licenses, certificates, registrations, exemptions and approvals of all Governmental Authorities which are used in or necessary for the business and operations of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Each of the Company and its Subsidiaries has complied with: (a) all laws, ordinances, rules, regulations and orders applicable to it, its respective business, the Shares, the assets or any of the Transactions; and (b) the terms of the Company Permits, except, in each case, for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or communication from or on behalf of any Governmental Authority alleging any violation of any Company Permit or that the Company or any Subsidiary requires any Company Permit required for its business that currently is not held by it. Seller has, to the extent necessary or appropriate for the transfer of the Shares contemplated by this Agreement, obtained all governmental permits or licenses, if any, required in connection with such transfer. Seller has, to the extent necessary or appropriate for the sale of the Shares contemplated by this Agreement, obtained all government permits or licenses, if any, required by it in connection with such sale.

4.19 Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is (and, at all times, has been), and the operation of the Company’s and each of its Subsidiaries’ business is (and at all times has been), in compliance with any and all applicable Environmental Laws (as defined below), orders and directives of any Governmental Authority having jurisdiction under such Environmental Laws. To the knowledge of the Company, any real property that the Company or any of its Subsidiaries currently owns, leases, occupies or otherwise uses or, since January 1, 2004, has owned, leased, occupied or otherwise used (the “Premises”) are (and, at all times since January 1, 2004, have been) in compliance in all material respects with any and all applicable Environmental Laws (as defined below), orders and directives of any Governmental Authority having jurisdiction under such Environmental Laws. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written, or, to the Company’s knowledge, oral citation, directive, letter or other communication, written or oral, or any written notice of any proceeding, claim or lawsuit, from any Person arising out of the ownership or occupation of any of the Premises, or the conduct of its operations, and neither the Company nor any of its Subsidiaries has any knowledge of any basis therefor, in each case, related to Environmental Laws. To the knowledge of the Company, no expenditures by the Company are required in order to comply with any Environmental Laws as the business of the Company is currently operated. There has been no Reportable Release of Hazardous Materials at, from or onto the Premises or, to the knowledge of the Company, at, from or onto any real property adjacent to the Premises. The representations and warranties contained in this Section 4.20 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, by the Company and its Subsidiaries. As used herein: “Environmental Laws” shall mean any and all federal, state, local or foreign laws, ordinances, rules, regulations, permits and authorizations pertaining to the protection of human health or the environment: “Hazardous Materials” means any chemical, pollutant, contaminant, waste, toxic substance, hazardous substance, hazardous waste, radioactive material, asbestos, genetically modified organism, or petroleum or petroleum product, as any such category is defined or otherwise described in any applicable Environmental Law; and “Reportable Release” means any release of Hazardous Materials that is required under any applicable Environmental Law to be reported to any Governmental Authority or other Person.

4.20 Employees.

(a) Except as set for on Schedule 4.20(a) of the Company Disclosure Schedule, no director, officer, employee or consultant of the Company or any of its Subsidiaries (each, a “Service Provider”) is or will be subject to any contracts, written or unwritten, that specify a particular employment or service term or a minimum or committed level of compensation, or limit the right of the Company or any of its Subsidiaries to terminate the employment or service relationship of such Service Provider with the Company or any of its Subsidiaries. Except as required by applicable law, the Company and its Subsidiaries do not and will not have any contractual obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such Service Providers any severance, termination benefits or any other pecuniary benefit in connection with their termination of employment or service or a change of control of the Company or any of its Subsidiaries. Except as specifically contemplated by this Agreement or any of the Ancillary Documents, to the Company’s knowledge, none of the Service Providers has a present intention to terminate his, her or its employment or service with Seller, the Company, or any of its Subsidiaries whether before, at or after the Closing. Schedule 4.20(a) of the Company Disclosure Schedule sets forth a full and complete list of all Service Providers as of a date as close to the date of this Agreement as is practicable, which schedule sets forth for each Service Provider, unless precluded by law, his or her name and job title, location, and the total amount of base salary, and any bonus, commissions, accrued vacation pay or other compensation payable thereto.

(b) Each of the Company and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state, provincial and local laws, rules and regulations relating to employees and the employment of labor, including provisions thereof relating to employment practices, terms and conditions of employment, employment standards, employee safety and health, employees wages and hours, pay equity, workers’ compensation or workplace safety and insurance, collective bargaining or labor relations, human rights or equal opportunity. Each of the Company and its Subsidiaries: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other man routine payments to be made in the normal course of business and consistent with past practice). There is no Proceeding pending, threatened or reasonably anticipated against or involving the Company, any of its Subsidiaries or any employees of the Company or any of its Subsidiaries relating to any current or former employee of the Company, and there arc no facts or circumstances known to the Company or any of its Subsidiaries that would support a claim by any current or former employee against the Company or any of its Subsidiaries arising in connection with employment or termination of employment that individually or in the aggregate would reasonably be expected to result in any material liability to the Company. There is no Proceeding pending, threatened or reasonably anticipated against or involving the Company or any of its Subsidiaries or any trustee of the Company or any of its Subsidiaries under any worker’s compensation policy that would reasonably be expected to result in any material liability to the Company. The Company has no direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee or of any person as an exempt employee rather than as a non-exempt employee, or with respect to any employee leased from another employer.

(c) No work stoppage or labor strike against Company or any of its Subsidiaries is pending, threatened, or reasonably anticipated. Neither the Company nor any of its subsidiaries is a party to any collective agreement with a trade union or employee bargaining agency either directly or by operation of law, and not trade union or employee bargaining agency holds bargaining rights in respect of any service Providers. Neither Seller nor the Company or any of its subsidiaries has any knowledge of any activities or proceedings of any labor union to organize any employees, including any applications for certification. There is no Proceeding pending, threatened or reasonably anticipated relating to any labor matters involving any employee or former employee, including any Proceeding involving each Seller or the Company or any of its Subsidiaries before the National Labor Relations Board, the Occupational Safety & Health Administration (OSHA), the Equal Employment Opportunity Commission (EEOC), the Ontario Labour Relations Board, the Ontario Ministry of Labour, the Ontario Human Rights Commission, the Ontario Human Rights Tribunal or any other Court or Governmental Entity, and there are no facts or circumstances known to each Seller or the Company or any of its Subsidiaries that would support any such Proceeding, in each case that individually or in the aggregate would reasonably be expected to result in any material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Ontario Labour Relations Act.

(d) There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “assessments”) or any other communications related thereto which the Company or any of its Subsidiaries has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business is carried on. There are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing Date. To the knowledge of the Company, no events have occurred prior to the Closing Date that would give rise to a claim under any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules. The accident cost experience and audit history, if any, of the Company and its Subsidiaries is such that there are no pending or possible assessments and there are no claims or potential claims which may materially adversely affect the accident cost experience of the Company or any of its Subsidiaries.

(e) The employees of the Company or any of the Subsidiaries have not suffered an “employment loss”, and neither the Company nor any of its Subsidiaries has engaged in a “mass layoff” or “plant closing” (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), provincial, or other applicable legislation) in the ninety (90) day period prior to the date of this Agreement. In the ninety (90) day period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action requiring notice of termination or layoff to any employees under any state or local plant closing or layoff notice law.

4.21 Certain Employee Benefit Plan and Related Matters.

(a) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations issued thereunder including the group health continuation coverage requirements set forth in Sections 601 through 608 of ERISA and Section 4980B of the Code. “DOL” means the United States Department of Labor. “Company Benefit Plan(s)” means each of the following which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees, officers or directors of the Company or any of its Subsidiaries, or has been so sponsored, maintained or contributed to by the Company or any of its Subsidiaries prior to the Closing Date or in respect of which the Company or any of its Subsidiaries has any liability: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and (ii) each health and other medical benefit, life and other insurance, dental, vision, legal, disability, pension, retirement and supplemental retirement, employee assistance, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, change in control or severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, or supplemental income arrangement, and each other employee benefit plan, program, policy, contract, agreement, arrangement, or practice, written or unwritten, which is not described in clause (i) of this sentence (including, without limitations, oral and informal arrangements) except that the term “Company Benefit Plan” shall not include any Canadian statutory plans with which the Company or any of its Subsidiaries is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and employment insurance legislation. “Employee” means any current, former or retired employee, consultant or director of the Company, its Subsidiaries or any ERISA Affiliate. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder (or any successor thereto). “ERISA Affiliate” means any person, entity, trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code. “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder. “IRS” means the United States Internal Revenue Service. “PBGC” means the Pension Benefits Guaranty Corporation. “CRA” means the Canada Revenue Agency. “ITA” means the Income Tax Act (Canada), as amended, and the regulations issued thereunder.

(b) Schedule 4.21(b) of the Company Disclosure Schedule contains an accurate and complete list of all Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish, adopt, or modify (except to the extent required by applicable law) any Company Benefit Plan.

(c) With respect to each Company Benefit Plan, Seller has delivered or made available to Acquirer true, complete and correct copies of: (i) all documents embodying each Company Benefit Plan including (without limitation) all amendments thereto and all related trust and investment documents, administrative service agreements, group annuity contracts, group insurance contracts; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iv) if a Company Benefit Plan is funded, the most recent annual and periodic accounting of each such Company Benefit Plan’s assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any. required under ERISA, as applicable, with respect to each Company Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters, as applicable; (vii) all communications relating to any Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which could have a Company Material Adverse Effect; (viii) all correspondence to or from any governmental agency relating to any Company Benefit Plan, including (without limitation) top-hat notices filed with the DOL and filings with the PBGC; (ix) all COBRA and HIPAA policies, and template forms and notices (or such forms and notices as required under comparable law); (x) the most recent plan year discrimination tests for each Company Benefit Plan; and (xii) collective bargaining agreements, memorandum of understandings or other such contracts (including all addendums, amendments and related correspondence thereto).

(d)(i) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to or has ever established, sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred any liability (contingent or otherwise) with respect to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) that is an “employee benefit pension plan” (as such term is defined in Section 3(2) of ERISA) or to any such employee benefit pension plan that is subject to Title IV of ERISA or Section 412 of the Code. Furthermore, none of the Company Benefit Plans provides for the payment of separation, severance, termination or similar type benefits to any person or obligates the Company to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement. Except as required by ERISA or the Code or other applicable similar state laws with respect to continuation health coverage rules for certain covered employees and their dependents, none of the Company Benefit Plans provides for or obligates the Company to provide retiree or other post-employment medical, disability, life insurance or any other welfare benefits to any current or former employee, officer or director of the Company.

(ii) No Company Benefit Plan is a “registered pension plan” as defined in section 248(1) of the ITA.

(e) With respect to each Company Benefit Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), the following is true and correct as of the Closing Date: (A) each such welfare plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (B) there is no voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code maintained with respect to any such welfare plan; (C) no such welfare plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (D) each such welfare plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code and Section 607(1) of ERISA) complies and has complied with the applicable requirements of COBRA, and the applicable provisions of the Social Security Act and state law; (E) except as required by COBRA (or such similar state law), no welfare plan (other than life insurance) is offered or made available to any former or retired Employee of the Company or any of its Subsidiaries; and (F) neither the Company, any of its Subsidiaries nor any ERISA Affiliate, nor any welfare plan has, prior to the Closing Date, violated any of the requirements of HIPAA (or any similar provisions of state law) applicable to its former or current employees.

(f)(i) each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under any Company Benefit Plan, is not in material default or violation of any Company Benefit Plan, and neither Seller nor the Company has any knowledge of any material default or violation of any Company Benefit Plan by any party thereto, and each Company Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA, the Code and the ITA; (ii) each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to be tax-exempt under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter, as applicable, from the IRS with respect to each such Company Benefit Plan as to its tax-qualified status (and the related tax-exempt status of the accompanying trust) under the Code, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the tax-qualified status of each such Company Benefit Plan (and the related tax-exempt status of the accompanying trust); (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Benefit Plan; (iv) there are no actions, suits or claims pending, or, to the Company’s knowledge, threatened (other than routine claims for benefits) against, or related to, any Company Benefit Plan or against, or related to, the assets of any Company Benefit Plan; (v) each Company Benefit Plan (other than any stock option plan) (including any Company Benefit Plan covering Employees of the Company or any ERISA Affiliate) can be amended, terminated or otherwise discontinued by the Company, any ERISA Affiliate or Purchaser on or after the Closing Date, without liability to the Company, any ERISA Affiliate or Purchaser (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller and/or the Company, threatened by the IRS, DOL or CRA with respect to any Company Benefit Plan; (vii) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Benefit Plan under Section 502 of ERISA or Sections 4975 through 4980 of the Code or under the ITA; (viii) all contributions and premiums required as of the Closing Date, and in the case of the Company’s accidental death and dismemberment plan, all premiums in respect of the month in which the Closing Date occurs, have been made or accounted for on the Company’s financial statements; (ix) each Company Benefit Plan intended to be registered under the ITA is duly registered with CRA and no fact or circumstance exists that could adversely affect the tax-exempt status of such plan; (x) no insurance policy or other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder or similar adjustment; and (xi) no employee or former employee of any entity other than the Company or its Subsidiaries participates in or has any rights or entitlements under any Company Benefit Plan.

(g) Each Company Benefit Plan that is a non-qualified deferred compensation plan (as defined under Section 409A of the Code) has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3) and (4) of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions will: (i) require the Company or any of its Subsidiaries to make a larger contribution to. or pay greater benefits or provide other rights under, any Company Benefit Plan, contract, agreement or other commitment than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered; or (ii) create or give rise to any additional vested rights or service credits under any Company Benefit Plan, any contract, agreement, commitment or otherwise. The Company is not a party to any contract, agreement or other commitment, nor has the Company established any other policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(i) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made under any contract, agreement or other commitment that could result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(j) Each employee has been correctly classified for purposes of each Company Benefit Plan as an eligible or ineligible employee and any retroactive re-classification will not affect any employee’s benefit under any Company Benefit Plan.

(k) The Company and its Subsidiaries do not now have, nor have they ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to, whether informally or formally, any Company Benefit Plan for the benefit of Employees who perform services outside the United States or Canada.

4.22 Warranties. Seller has delivered to Acquirer true, correct and complete copies of all written warranties that are in effect with respect to the Company’s or any of its Subsidiaries’ products or services, including those pertaining to the Company Software Products. There has not been any deviation from any of those warranties and none of the Company’s or its Subsidiaries’ employees or agents (i) is or was authorized to undertake any obligation to any customer or to any other third party which expands or expanded any such warranty, or (ii) has made any oral warranty with respect to any of the Company’s or its Subsidiaries products or services. Schedule 4.22 of the Company Disclosure Schedule sets forth (a) a list of all Warranty Claims currently made or threatened against the Company or any of its Subsidiaries, and (b) Seller’s reasonable, good faith estimate (after investigation and consultation with the Company) of the aggregate liability of the Company or any of its Subsidiaries in respect of such Warranty Claims. No acts or events have occurred prior to the Closing Date that would give rise to a Warranty Claim. As used herein, “Warranty Claim” means any claim based upon any theory of product liability, strict liability, negligence, misrepresentation, product defect, breach of warranty (express or implied), and any other similar claims that relates to any product or service of the Company or any of its Subsidiaries, including any of the Company Software Products.

4.23 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with the Transactions.

4.24 Indebtedness. Schedule 4.24 of the Company Disclosure Schedule sets forth a list of all agreements and other instruments under which the Company or any of its Subsidiaries is indebted for borrowed money or the deferred purchase price for property. Neither the Company nor any of its Subsidiaries are in default under any of such agreements or other instruments, nor does the Company have knowledge of any event that, with the passage of time, or notice, or both, would result in an event of default under any such agreements.

4.25 Customers. Schedule 4.25 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top thirty (30) customers of the Company and its Subsidiaries during the twelve month period ended September 30, 2008, showing for each such customer the sales during the fiscal year ended December 31, 2007 and sales for the nine month period ended September 30, 2008. Within the last three (3) years, the Company has not received from any customer listed on Schedule 4.25 of the Company Disclosure Schedule any (i) notice or threat of termination, or any notice or assertion of breach or misrepresentations or (ii) any notice of breach of warranty, software defects, design errors or malfunctions, or other failures of the Company to deliver upon any of its promises or legal or contractual obligations.

4.26 Disclosure. To the knowledge of the Company, the representations and warranties made in this Agreement (when taken together with the Company Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading in light of the circumstances under which they were made. The knowledge qualification set forth in this Section 4.26 shall not include any knowledge of the Seller Knowledge Individuals Subgroup (as defined below).

4.27 Investment Representations. Seller understands that the Preferred Stock issued by Acquirer to Seller in connection with the Purchase Price are being transferred in reliance upon exemptions from registration or qualification under applicable federal and state securities laws (collectively, the “Securities Laws”) based, in part, upon Seller’s representations and warranties set forth below in this paragraph. Seller is acquiring such securities for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller understands that such securities may not be sold or transferred unless such sale or transfer is registered or qualified with the appropriate securities authorities or unless an opinion of counsel, reasonably satisfactory to Acquirer, is rendered that there then exists an exemption from such registration or qualification applicable to such sale or transfer and Acquirer shall have received documentation reasonably satisfactory to Acquirer that any such transferee of such capital stock of Acquirer is an “accredited investor” as defined under the United States Securities Laws. Seller has received all the information it considers necessary or appropriate for deciding whether to purchase Acquirer’s capital stock. Seller further represents that it has had an appropriate opportunity to ask questions and receive answers from Acquirer regarding the terms and conditions of this Agreement and the business, properties, prospects and financial condition of Acquirer. Seller is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in Acquirer’s capital stock. Seller is an “accredited investor” as defined under United States Securities Laws.

4.28 Legends. Seller understands that the certificate(s) evidencing the Preferred Stock issued as Purchase Price may bear one or all of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel or other evidence satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

(b) Any legend required by the laws of the State of California or any other state, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

(c) Any other legend as required by Acquirer with respect to restrictions on transfer or voting covenants imposed by the Co-Sale Agreement (as defined below) or the Voting Agreement (as defined below).

4.29 Canadian Competition Acts. Except as set forth on Schedule 4.29 of the Company Disclosure Schedule, the aggregate value of the assets in Canada, determined in accordance with the Competition Act and the Notifiable Transactions Regulations thereunder, that are owned by the Company or by any corporations controlled by the Company does not exceed CAN $50 million and the annual gross revenues from sales in or from Canada, determined in accordance with the Competition Act and the Notifiable Transactions Regulations thereunder, generated from such assets in Canada do not exceed CAN $50 million. For purposes of this Section 4.29, “Competition Act” means the Competition Act (Canada), R.S.C. 1985, c.C-34, as amended.

5. Representations and Warranties of Acquirer. Acquirer represents and warrants to Seller and the Company that the statements contained in this Section 5 are true, correct and complete as of the date hereof and as of the Closing Date, except as set forth in a disclosure schedule that Acquirer has delivered to Seller and is attached hereto and that is arranged in numbered and lettered sections corresponding to the numbered and lettered subsections contained in this Section 5 (the “Acquirer Disclosure Schedule”).

5.1 Organization and Authority. Each of Acquirer and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and each has full corporate power and authority to conduct its business as and to the extent now conducted, and to own, use and lease their respective assets and properties. Each of Acquirer and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have an Acquirer Material Adverse Effect (as such term is defined below). Acquirer has delivered to or made available to Seller true, correct and complete copies of the Certificate of Incorporation and Bylaws for the Acquirer, as each has been amended to the date of this Agreement.

As used herein, “Acquirer Material Adverse Effect” means one or more events, occurrences or effects (whether or not covered by insurance) which, individually or in the aggregate, result in a material adverse effect on or change in (1) the business, operations, assets, rights, liabilities, obligations, financial condition, or results of operations of Acquirer, or (2) the ability of Acquirer to timely (A) perform any of its obligations hereunder, or (B) consummate any of the Transactions, other than any event, occurrence or effect arising out of or attributable to

(i) general economic conditions or in the industry in which Acquirer operates to the extent that such change does not have a substantial disproportionate effect on Acquirer relative to other industry participants or (ii) any change or effect (not involving Acquirer’s breach of or default under any contract) that directly results from and arises out of the loss of Acquirer’s customers due to the announcement of the negotiation or announcement of the consummation of the Transactions but only to the extent that on or prior to the Closing Date, Acquirer has no actual knowledge of such change or loss of customer.

5.2 Authority and Binding Obligation.

(a) The execution and delivery by Acquirer of this Agreement and each of the Ancillary Documents to which Acquirer is a party and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate actions on the part of Acquirer, including approval of the board of directors and shareholders (to the extent necessary) of Acquirer, and no other corporate action on the part of Acquirer is necessary. Upon the execution and delivery by Acquirer of this Agreement and the Ancillary Documents to which it is a party and assuming due authorization, execution and delivery by the other parties thereto, this Agreement and such Ancillary Documents will constitute legal, valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(b) Acquirer has full corporate capacity, power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Acquirer and constitutes, and upon the execution and delivery by Acquirer of the Ancillary Documents to which it is a party and assuming due authorization, execution and delivery by the other parties thereto, such Ancillary Documents will constitute, the legal, valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

5.3 Consents. No consent or approval of any Governmental Authority, and no approval, order, license, permit, franchise, declaration or filing of any nature with any Governmental Authority, is required as a result of or in connection with any of the following: (a) Acquirer’s execution, delivery or performance of any of its respective obligations under this Agreement or any of the Ancillary Documents to which Acquirer will be a party; or (b) the consummation by Acquirer of any of the transactions contemplated by this Agreement or any of the Ancillary Documents, except for (i) any filings that may be required by any applicable “blue sky” laws, (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Acquirer Material Adverse Effect or (iii) as may be necessary as a result of facts and circumstances relating to Seller.

5.4 Brokers’ and Finders’ Fee. Acquiror has not incurred or become liable for any fees or expenses of any broker or finder relating to or in connection with the origin, negotiation.

or execution of this Agreement or in connection with the Transactions, or otherwise dealt with any brokers or finders in connection herewith.

5.5 Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of Acquirer, threatened against Acquirer with respect to Acquirer, the business, assets or activities thereof, or the Preferred Stock. Acquirer has not been charged with nor is in violation of, or in default with respect to, (i) any judgment, order, or decree applicable to Acquirer, its business, assets or activities, or the Preferred Stock, or (ii) any law, rule or regulation of, or any return or report required to be filed with, any Governmental Authority with respect to Acquirer, its business, assets or activities or the Preferred Stock. Acquirer has no knowledge of any condition, occurrence, event, circumstance or other state of facts upon which might reasonably be predicated any Proceeding adverse to Acquirer, its business, assets or activities, the Preferred Stock or the consummation of any of the transactions contemplated by this Agreement. There is no Proceeding pending or, to the knowledge of Acquirer, threatened by Acquirer against any other Person.

5.6 Investment Representations. Acquirer understands that the Shares being acquired pursuant to this Agreement are being transferred in reliance upon exemptions from registration or qualification under applicable Securities Laws based, in part, upon Acquirer’s representations and warranties set forth below in this paragraph. Acquirer is acquiring the Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof. Acquirer understands that such securities may not be sold or transferred unless such sale or transfer is registered or qualified with the appropriate securities authorities or unless there then exists an exemption from such registration or qualification applicable to such sale or transfer. Acquirer has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Acquirer further represents that it has had an appropriate opportunity to ask questions and receive answers from Seller and officers of the Company and its Subsidiaries regarding the terms and conditions of this Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries. Acquirer is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks associated with Acquirer’s acquisition of Shares. Acquirer is an “accredited investor” as defined under United States Securities Laws.

5.7 Capitalization and Voting Rights. The authorized capital of Acquirer will consist, immediately prior to the Closing, of:

(a) Preferred Stock. 220,105,254 shares of Preferred Stock, par value $0.001 (the “Acquirer Preferred Stock”), of which (i) 641,500 have been designated Series A-l Preferred Stock, of which 641,500 are issued and outstanding; (ii) 750,000 have been designated Series A-2 Preferred Stock, of which 750,000 are issued and outstanding; (iii) 405,882 have been designated Series A-3 Preferred Stock, of which 405,882 are issued and outstanding; (iv) 1,167,315 have been designated Series A-4 Preferred Stock, of which 1,167,315 are issued and outstanding; (v) 1,082,150 have been designated Series A-5 Preferred Stock, of which 1,082,150 are issued and outstanding; (vi) 8,864,254 have been designated Series A-6 Preferred Stock, of which 8,660,779 are issued and outstanding: (vii) 5,050,000 have been designated

Series B-l Preferred Stock, of which 5,050,000 are issued and outstanding; (viii) 2,729,012 have been designated Series B-2 Preferred Stock, of which 2,729,012 are issued and outstanding; (ix) 5,838,813 have been designated Series B-3 Preferred Stock, of which 5,838,813 are issued and outstanding: (x) 2,973,115 have been designated Series B-4 Preferred Stock, of which 2,973,115 are issued and outstanding; (xi) 21,861,225 have been designated Series B-5 Preferred Stock, of which 21,861,225 are issued and outstanding; (xii) 84,378,637 have been designated Series B-6 Preferred Stock, of which 76,878,314 are issued and outstanding; (xiii) 11,114,479 have been designated Series B-7 Preferred Stock, of which 3,334,343 are issued and outstanding; (xiv) 50,534,105 have been designated Series C Preferred Stock, of which 49,039,840 are issued and outstanding; (xv) 5,855,037 have been designated Series D Preferred Stock, of which 5,855,037 are issued and outstanding; (xvi) 6,998,966 have been designated Series E Preferred Stock, of which 6,998,966 are issued and outstanding and (xvi) 9,860,764 have been designated Series F Preferred Stock of which 6,395,761 are issued and outstanding and 3,465,003 are to be sold pursuant to the Agreement. The rights, privileges and preferences of the Acquirer Preferred Stock are as stated in the Amended and Restated Certificate of Incorporation of Acquirer (the “Restated Certificate”).

(b) Common Stock. 65,000,000 shares of common stock, par value $0.001 (“Common Stock”), of which 5,903,073 shares are issued and outstanding.

(c) Authorization and Issuance. All outstanding shares of Acquirer Preferred Stock and Common Stock have been duly and validly authorized and issued, fully paid and nonassessable. All outstanding shares of Acquirer Preferred Stock and Common Stock were issued in compliance with all applicable Securities Laws.

(d) Except as set forth in Schedule 5.7 of the Acquirer Disclosure Schedule and except for (i) the conversion privileges of the Preferred Stock currently issued and outstanding, (ii) the conversion privileges of the Series F Preferred Stock to be issued under the Agreement, (iii) the rights provided in that certain Tenth Amended and Restated Investors’ Rights Agreement dated as of August 22, 2008, by and among Acquirer and certain of its stockholders (the “Investors’ Rights Agreement”), that certain Eighth Amended and Restated Stock Restriction and Co-Sale Agreement dated as of August 22, 2008, by and among Acquirer and certain of its stockholders (the “Co-Sale Agreement”) and that certain Sixth Amended and Restated Voting Agreement dated as of August 22, 2008, by and among Acquirer and certain of its stockholders (the “Voting Agreement”), (iv) currently outstanding warrants to purchase up to 512,395 shares of Acquirer’s Common Stock and (v) currently outstanding options (under Acquirer’s 2002 Stock Option/Stock Incentive Plan) to purchase up to 9,386,755 shares of Common Stock (a) there are no outstanding options, warrants, rights (including conversion, preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restriction or stockholder agreements, or agreements of any kind for the purchase or acquisition from Acquirer of any shares of its capital stock, (b) Acquirer has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Acquirer, and (c) Acquirer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in Schedule 5.7 of the Acquirer Disclosure Schedule, Acquirer is not a party or subject to any agreement or understanding, and, to the knowledge of Acquirer, there is no agreement or understanding between any Persons, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquirer.

5.8 Subsidiaries. Except as set forth in Schedule 5.8 of the Acquirer Disclosure Schedule, Acquirer does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Acquirer is not a participant in any joint venture, partnership, or similar arrangement.

5.9 Valid Issuance of Preferred and Common Stock. The Preferred Stock that is being purchased by the Seller hereunder, when issued, sold and delivered in accordance with the terms of the Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under the Agreement, the Investors’ Rights Agreement, and the Co-Sale Agreement and under applicable Securities Laws. The Common Stock issuable upon conversion of the Preferred Stock purchased under the Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under the Agreement, the Investors’ Rights Agreement, and the Co-Sale Agreement and under applicable Securities Laws.

5.10 Offering. Subject in part to the truth and accuracy of Seller’s representations set forth in Section 4.27 of the Agreement, the offer, sale and issuance of the Preferred Stock as contemplated by the Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and the qualification or registration requirements of applicable Securities Laws. Neither Acquirer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

5.11 Proprietary Information Agreements. Each officer and employee of Acquirer and its Subsidiaries has executed an employee Proprietary Information and Inventions Agreement in substantially the form provided to Seller’s counsel. Each consultant of Acquirer and its Subsidiaries has executed a consultant Proprietary Information and Inventions Agreement in substantially the form provided to Seller’s counsel. Acquirer, after reasonable investigation, is not aware that any of the employees, officers or consultants of Acquirer or any of its Subsidiaries are in violation thereof, and Acquirer will use its best efforts to prevent any such violation.

5.12 Patents and Trademarks. Each of Acquirer and its Subsidiaries possesses all Proprietary Rights necessary for its business without any conflict with or infringement of the valid rights of others and the lack of which could result in a Acquirer Material Adverse Effect, and neither Acquirer nor any of its Subsidiaries has received any notice of infringement upon or conflict with the asserted rights of others. Each of Acquirer and its Subsidiaries has the right to use its Proprietary Rights free and clear of any Encumbrances or claims of others, except that the possibility exists that other Persons may have independently developed trade secrets or technical information similar or identical to those of Acquirer or such subsidiary. Except as set forth in Schedule 5.12 of the Acquirer Disclosure Schedule, Acquirer is not aware of any such independent development nor of any misappropriation of the Proprietary Rights of Acquirer or any of its Subsidiaries. To the knowledge of Acquirer, none of the employees of Acquirer or any of its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Acquirer and its Subsidiaries or that would conflict with the business of Acquirer and its Subsidiaries. Acquirer does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Acquirer or any of its Subsidiaries, except for inventions that have been assigned or licensed, without infringing any Proprietary Rights of any third party, to Acquirer or any of its Subsidiaries as of the date hereof.

5.13 Compliance with Other Instruments. Neither Acquirer nor any of its Subsidiaries is in violation in any material respect of any provision of its organizational documents nor, to the knowledge of Acquirer, in any material respect of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which Acquirer or any of its Subsidiaries is subject and a violation of which would reasonably be expected to result in a Acquirer Material Adverse Effect. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any Encumbrance upon any assets of Acquirer or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Acquirer or any of its Subsidiaries, their respective businesses or operations or any of their respective assets or properties.

5.14 Agreements; Action.

(a) Except as set forth in Schedule 5.14 of the Acquirer Disclosure Schedule and except for agreements explicitly contemplated by the Agreement or hereby, there are no agreements, understandings or proposed transactions between Acquirer or any of its Subsidiaries, on the one hand, and any of their respective officers, directors, affiliates or any affiliate thereof, on the other hand. Except as set forth in Schedule 5.14 of the Acquirer Disclosure Schedule, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Acquirer or any of its Subsidiaries is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to Acquirer or any of its Subsidiaries, in excess of $50,000, other than obligations of, or payments to, Acquirer or any of its Subsidiaries arising from purchase, sale, license, maintenance or services agreements entered into in the ordinary course of business, (ii) the license of any patent, copyright, trade secret or other Proprietary Right to or from Acquirer or any of its Subsidiaries, other than licenses arising from the purchase of “off the shelf” or other standard products or licenses arising in the ordinary course of business, or (iii) provisions restricting or affecting the development, manufacture or distribution of the products or services of Acquirer or any of its Subsidiaries.

(b) Except as set forth in Schedule 5.14 of the Acquirer Disclosure Schedule, neither Acquirer nor any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed individually in excess of $50,000 or, in the case of indebtedness individually less than $50,000, in excess of $200,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. Acquirer is not a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation.

(c) For the purposes of subsections (a) and (b) above, all indebtedness involving the same Person (including Persons Acquirer has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

5.15 Related-Party Transactions. No employee, officer or director of Acquirer or any of its Subsidiaries or member of his or her immediate family, and no holder of 5% or more of the outstanding capital stock of Acquirer, is indebted to Acquirer or any of its Subsidiaries, nor is Acquirer or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of Acquirer, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Acquirer or any of its Subsidiaries is affiliated or with which Acquirer or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with Acquirer or any of its Subsidiaries, except that employees, officers or directors of Acquirer and its Subsidiaries and members of their immediate families and holders of 5% or more of the outstanding capital stock of Acquirer may be an owner of 5% or less of any class of stock in publicly traded companies that may compete with Acquirer and its Subsidiaries. No member of the immediate family of any officer or director of Acquirer or any of its Subsidiaries is directly or indirectly interested in any material contract with Acquirer or any of its Subsidiaries.

5.16 Financial Statements. Acquirer has delivered to Seller the audited financial statements of Acquirer and its Subsidiaries (balance sheet, statement of income, changes in stockholders’ equity and statement of cash flows, including notes thereto) at December 31, 2005, December 31, 2006 and December 31, 2007 and for the fiscal years then ended, and the unaudited financial statements of Acquirer and its Subsidiaries (balance sheet, statement of income and changes in shareholders’ equity) as at and for the eleven month period ended on the Financial Date (the “Acquirer Financial Statements”). The Acquirer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Acquirer Financial Statements may not contain all footnotes required by GAAP.                                 ***                                  ***                                 , subject in the case of unaudited Acquirer Financial Statements to year-end audit adjustments. Acquirer and its Subsidiaries do not have any liability, loss, cost, or expense, whether fixed or contingent, of a nature required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with GAAP except for (i) liabilities appearing on, or accrued or reserved against in, the Acquirer Financial Statements, (ii) liabilities which have arisen after the Financial Date in the ordinary course of business consistent with past practice and (iii) other liabilities which are immaterial in amount and which did not result from, arise out of, relate to, are not in the nature of or were not caused by any breach of contract, breach of warranty, tort, infringement or violation of law.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Between the Financial Date and the Closing Date, the Acquirer did not transfer or sell any long term assets.

5.17 Changes. Except as set forth in Schedule 5.17 of the Acquirer Disclosure Schedule, since the Financial Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Acquirer or any of its Subsidiaries from that reflected in the Acquirer Financial Statements., except changes in the ordinary course of business that would not reasonably be expected to result in a Acquirer Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to result in a Acquirer Material Adverse Effect;

(c) any waiver by Acquirer or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Encumbrance or payment of any obligation by Acquirer or any of its Subsidiaries, except in the ordinary course of business and that would not reasonably be expected to result in a Acquirer Material Adverse Effect;

(e) any material change or amendment to a material contract or arrangement by which Acquirer, any of its Subsidiaries or any of their respective assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any key employee;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key officer of Acquirer or any of its Subsidiaries; and Acquirer, to the knowledge of the Acquirer, does not know of the impending resignation or termination of employment of any such officer;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Acquirer or any of its Subsidiaries;

(j) any mortgage, pledge, transfer of a security interest in, or Encumbrance created by, Acquirer or any of its Subsidiaries with respect to any of their respective properties or assets, except liens for taxes not yet due or payable;

(k) any loans or guarantees made by Acquirer or any of its Subsidiaries to or for the benefit of its employees, stockholders, officers, or directors, or any members of their immediate families, other than travel advances, other advances made in the ordinary course of business and loans in connection with the exercise of options;

(l) any declaration, setting aside, or payment of any dividend or other distribution of the assets of Acquirer or any of its Subsidiaries in respect of any of the capital stock of Acquirer or any of its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Acquirer or any of its Subsidiaries;

(m) any other event or condition that would reasonably be expected to materially and adversely affect the business, properties, prospects, or financial condition of Acquirer and its Subsidiaries, taken as a whole (as such business is presently conducted and as it is presently proposed to be conducted); or

(n) any agreement or commitment by Acquirer or any of its Subsidiaries to do any of the things described in this Section 5.17.

5.18 Tax Returns. Each of Acquirer and its Subsidiaries has timely filed all tax returns (federal, state, local, or foreign) as required by law, if any. Each of Acquirer and its Subsidiaries has timely paid all Taxes and other assessments due, except those contested by it in good faith and those for which Acquirer or such Subsidiary has obtained an extension of time for payment. Neither Acquirer nor any of its Subsidiaries has elected pursuant to the Code to be treated as a collapsible corporation pursuant to Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would reasonably be expected to result in a Acquirer Material Adverse Effect. Neither Acquirer nor any of its Subsidiaries has ever had any Tax deficiency proposed or assessed against it nor has executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. Each of Acquirer and its Subsidiaries has made adequate provisions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. Each of Acquirer and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

5.19 Permits. Each of Acquirer and its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to result in a Acquirer Material Adverse Effect. Neither Acquirer nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.20 Registration Rights. Except as set forth in Schedule 5.20 of the Acquirer Disclosure Schedule and as provided in the Investors’ Rights Agreement, Acquirer has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

5.21 Corporate Documents; Minute Books. The Restated Certificate and Bylaws of Acquirer are in the form previously provided to Seller’s counsel. The minute books of Acquirer and its Subsidiaries contain complete and accurate records of all meetings and other corporate actions of each of its stockholders, Board of Directors and all committees thereof, if any. The books of account, ledgers, order books, records and documents of Acquirer and its Subsidiaries accurately and completely reflect all material information relating to the business of Acquirer and its Subsidiaries, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

5.22 Title to Property and Assets. The property and assets of each of Acquirer and its Subsidiaries are owned by Acquirer or such Subsidiary free and clear of all mortgages, loans and Encumbrances, except (i) as reflected in the Acquirer Financial Statements, (ii) for statutory liens for the payment of current taxes that are not yet delinquent, and (iii) for Encumbrances and security interests that arise in the ordinary course of business and minor defects in title, none of which would reasonably be expected, individually or in the aggregate, materially impair Acquirer’s or such Subsidiary’s ownership or use of such property or assets. With respect to the property and assets it leases, each of Acquirer and its Subsidiaries is in material compliance with such leases and, to the knowledge of Acquirer, holds a valid leasehold interest free of any Encumbrances, subject to clauses (i)-(iii).

5.23 Insurance. Each of Acquirer and its Subsidiaries has fire and casualty insurance policies with such coverages in amounts (subject to reasonable deductibles) customary for companies similarly situated.

5.24 Employee Benefit Plans. Except as set forth in Schedule 5.24 of the Acquirer Disclosure Schedule, neither Acquirer nor any of its Subsidiaries has any Employee Benefit Plan as defined in ERISA.

5.25 Labor Agreements and Actions. Neither Acquirer nor any of its Subsidiaries is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Acquirer, has sought to represent any of the employees, representatives or agents of Acquirer or any of its Subsidiaries. There is no strike or other labor dispute involving Acquirer or any of its Subsidiaries pending, or to the knowledge of Acquirer, threatened, that could reasonably be expected to have a Acquirer Material Adverse Effect, nor is Acquirer aware of any labor organization activity involving the employees of Acquirer or any of its Subsidiaries. Acquirer is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Acquirer or any of its Subsidiaries, nor does Acquirer or any of its Subsidiaries have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of each of Acquirer and its Subsidiaries is terminable at the will of Acquirer or such Subsidiary. Except as set forth in Schedule 5.25 of the Acquirer Disclosure Schedule, neither Acquirer nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. To the knowledge of the Acquirer, each of Acquirer and its Subsidiaries has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

5.26 Disclosure. To the knowledge of the Acquirer, the representations and warranties made in this Agreement (when taken together with the Acquirer Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading in light of the circumstances under which they were made.

6. Understandings and Covenants.

6.1 Mutual Cooperation. The parties hereto will cooperate with each other to do all things necessary, appropriate or desirable to make effective, in the most expeditious manner possible, the transactions contemplated hereby, including the satisfaction of the respective conditions of the parties set forth on Schedule 3. The parties hereto will coordinate and cooperate with one another in exchanging such information and reasonable assistance as the other may request in connection with the foregoing.

6.2 Conduct of Company Pending Closing. Except as set forth on Schedule 6.2, during the period commencing with the date hereof and ending on the Closing Date (or, if earlier, the date of termination of this Agreement), Company shall (and shall ensure that each of its Subsidiaries shall) carry on its business in the ordinary course in substantially the same manner as conducted on and immediately prior to the date of this Agreement, except as may be otherwise approved in writing by Acquirer. In furtherance of the foregoing covenant and without limiting it in any way: Company shall (and shall ensure that each of its Subsidiaries shall), during the period specified in the immediately preceding sentence, use its commercially reasonable best efforts to (a) preserve intact Company’s and its Subsidiaries’ business, assets, goodwill and Company’s and its Subsidiaries’ relationships with clients, customers, suppliers and service providers, in each case in substantially the same manner as Company and each Subsidiary did prior to the date hereof, and (b) retain the services of Company’s present employees. Company shall not (and shall ensure that each of its Subsidiaries shall not), during the period specified in the first sentence of this Section 6.2, (i) enter into any commitment or transaction not in the ordinary course of business, (ii) transfer or license to any Person any rights to any of Company’s or any of its Subsidiaries’ Proprietary Rights, except in the ordinary course of business, (iii) commence a lawsuit or other legal proceeding other than for the routine collection of bills or to protect assets of Company or its Subsidiaries, (iv) declare or pay any non-cash dividends on or make any other non-cash distributions (whether in cash or property) in respect of any of its capital stock, issue, assign, sell or transfer any securities of Company or any right to acquire from Company any securities of Company, or consent or permit any of the foregoing, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities, (v) sell, lease, license or otherwise dispose of any of Company’s or its Subsidiaries’ properties or assets except in the ordinary course of business, (vi) change, in any way, Company’s or its Subsidiaries’ method of operating its business or its accounting practices relating thereto, (vii) modify, waive, change or amend any provision of the Company’s Charter or Bylaws, (viii) modify, waive, change, amend, release, rescind, make an accord and satisfaction of, or terminate any Contract or any term, condition, or provision thereof, other than by satisfying any such Contract by performance in accordance with the terms thereof in the ordinary course of business consistent with prior practice, (ix) allow any of the Company’s or its Subsidiaries’ assets to become subject to any lien, (x) commit any act or omission that might materially impair or jeopardize Acquirer’s use or ownership of any of the Company’s or its Subsidiaries’ assets or its pursuit of its business after the Closing Date, (xi) amend, modify or waive any rights under any confidentiality or non-disclosure agreement concerning the Company or its Subsidiaries, (xii) terminate any employee of the Company or any of its Subsidiaries without cause, or (xiii) take, or agree in writing or otherwise to take, any of the actions described in any of clauses (i) through (xii) above. Seller and Parent shall make commercially reasonable efforts to ensure that Company complies with all of its obligations under this Section 6.2.

6.3 No Competing Negotiations. During the period commencing with the date hereof and ending on the Closing Date (or, if earlier, the date of termination of this Agreement):

(a) Parent, Seller and Company shall not (and they shall ensure that the Company’s Subsidiaries shall not) directly or indirectly, whether through any of the Representatives of Company or its Subsidiaries contact or otherwise solicit or encourage offers from, negotiate with or in any manner engage in discussions with respect to, endorse or accept any proposal of any other Person relating to the acquisition of the assets or capital stock of Company or its Subsidiaries, whether directly or indirectly, through purchase, merger, consolidation, disposition, license or otherwise (as used herein, a “Representative” of any particular Person shall mean any of that Person’s officers, directors, employees, Affiliates, attorneys, advisors, accountants, agents, trustees, beneficiaries, stockholders, agents or representatives); and

Parent, Seller and Company shall, and shall cause all their respective Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing negotiations with Acquirer) relating to the acquisition of the assets or capital stock of the Company or its Subsidiaries, whether directly or indirectly, through purchase, merger, consolidation, disposition, license or otherwise. Seller will immediately notify Acquirer regarding any offers or proposals received by Seller, Company, any of the Company’s Subsidiaries or any Representative of Seller or Company from any other Person regarding any proposed acquisition of substantially all of the assets or capital stock of the Company or its Subsidiaries.

6.4 Access to Information. During the period commencing with the date hereof and ending on the Closing Date (or, if earlier, the date of termination of this Agreement), Seller and Company, upon reasonable notice, (a) will give Acquirer and its Representatives reasonable access to the offices, properties, books and records of Company and its Subsidiaries, (b) will furnish or cause to be furnished to Acquirer and its Representatives such financial and operating data and other information relating to Company and its Subsidiaries as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of Company and its Subsidiaries to cooperate with Acquirer; provided that any such access to offices or properties pursuant to this Section 6.4 shall be conducted at Acquirer’s expense, during normal business hours, under the supervision of Seller’s personnel and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

6.5 Notices of Certain Events. During the period commencing on the date hereof and ending on the Closing Date (or, if earlier, the date of termination of this Agreement), the Company and Seller shall promptly notify (to the extent Company or Seller has received notice or otherwise has knowledge thereof) Acquirer in writing of: (a) the development of any Company Material Adverse Effect, or of any occurrence, change, event or circumstance, or combination thereof, which could be expected to result in any such Company Material Adverse Effect; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions; (c) any notice or other communication from any Governmental Authority in connection with any of the Transactions; or (d) any action, suit, claim, investigation or proceeding commenced or, to the best of Seller’s or

Company’s knowledge, threatened against, relating to or involving or otherwise affecting Company or its assets or that relate to the consummation of any of the Transactions.

6.6 Representations, Warranties and Obligations. No party shall take any action (or omit to take any action) which action, if so taken (or if not so taken, as the case may be) would cause any of the representations and warranties of such party to be or become untrue or incorrect.

6.7 Restrictive Covenants. Parent and Seller recognize that the covenants of Parent and Seller contained in this Section 6.7 are an essential part of this Agreement and that but for the agreement of Parent and Seller to comply with such covenants Acquirer would not enter into this Agreement. Parent and Seller acknowledge and agree that the covenants set forth in this Section 6.7 are necessary to protect the legitimate business interests of the Company being acquired by Acquirer pursuant to this Agreement, including without limitation, confidential information and goodwill, and that irreparable harm and damage could be done to Acquirer or the Company if Parent or Seller violates this Section 6.7. In addition, Parent and Seller acknowledge that the professional relationships and marketplace reputation developed by the Company are valuable assets of the Company and such covenants are necessary for Acquirer to receive the full benefit of this Agreement.

(a) Covenant Not to Compete. After the Closing and until the end of the Non Compete Restrictive Period (as such term is defined below), Parent and Seller shall not individually, or in concert with one or more Persons or any of Parent’s controlled Affiliates. directly or indirectly,

(i) engage or become interested in, as owner, employee, partner or consultant, through equity ownership (not including up to a three percent passive equity interest in a public company or its interest in Acquirer), investment of capital, lending of money or property, knowingly rendering of services, including as a director (or equivalent), the business of providing online registration, data management technology and marketing services for campgrounds. Notwithstanding the foregoing, nothing in this Section 6.7(a) shall prohibit Parent or Seller from acquiring and operating a third party business or the assets thereof so long as the revenues of such acquired business attributable to the activities described above (online registration, data management technology and marketing services for campgrounds) do not exceed 10% of such acquired party’s aggregate revenues for the most recently completed fiscal year prior to the date on which Parent or Seller enters into an agreement to acquire the business or assets; or

(ii) take any action intended to cause any customer or prospective customer of the business of the Company to use the services of or purchase or license the products of any competitor of the business of the Company or stop using the services of or purchase or license the products of the Company.

The covenants of Parent and Seller set forth in this Section 6.7(a) are referred to herein as the “Covenant Not to Compete”.

The Covenant Not to Compete shall cover all of the counties and other political subdivisions of the states of the United States and Canada. Provided that Acquirer is not in material breach of this Agreement, this Covenant Not to Compete shall bind Parent and Seller for the four (4) year period immediately following the Closing Date (the “Non-Compete Restrictive Period”). The parties hereto agree that the duration and area for which the Covenant Not to Compete set forth in this Section 6.7(a) is to be effective are reasonable.

Parent and Seller hereby acknowledge and agree that the benefit of the Covenant Not to Compete may be assigned by Acquirer without the further consent of Seller or Parent to (A) any Affiliate of Acquirer in connection with any corporate restructuring or reorganization of the Company or (B) any successor to all or substantially all of the assets or business of the Company (whether by merger, consolidation, sale of stock, sale of assets or outer similar transaction).

(b) Covenant Not to Solicit. From and after the Closing Date until the third anniversary thereof (the “No Solicitation Restricted Period”), Parent and Seller shall not, and Parent and Seller shall cause each of its controlled Affiliates not to, directly or indirectly

(i) solicit or recruit to perform services (as an employee, consultant or otherwise), or, until the first anniversary of the Closing Date, hire, any employee of the Company or any of its Subsidiaries, or take any action to encourage any such employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates; or

(ii) solicit or encourage any contractor, subcontractor or other supplier of the Company to terminate or adversely alter in any material respect any relationship such supplier may have with the Company.

General solicitations by Parent, Seller and their Affiliates not directed at any specific employees of the Company or its Subsidiaries, including any newspaper advertisements, will not violate the prohibition on soliciting contained in Section 6.7(b)(i) but the prohibition on hiring will remain in effect until the first anniversary of the Closing Date.

(d) Confidentiality. Parent and Seller shall at all times keep confidential and shall not at any time disclose or furnish to any Person (other than the Company, its directors, officers, employees and Affiliates) any of the Company’s Proprietary Rights (or any information pertaining thereto), and Parent and Seller shall not at any time use or permit to be used any of the Company’s Proprietary Rights (or any information pertaining thereto) for any purpose other than the performance of obligations to the Company or Acquirer. Except as and to the extent required by law, no party will disclose or use, and each party will direct its Representatives not to disclose or use, any Confidential Information (as defined below) furnished, or to be furnished, by any party hereto or their respective Representatives to any other party hereto or its Representatives at any time or in any manner other man in furtherance of the Transactions. For purposes of this Section 6.7(d), “Confidential Information” means any written or oral information related to the Transactions or to the business or operations of Acquirer or Company (including the contents and existence of this Agreement and the existence of discussions or negotiations involving Acquirer, Seller and Company) unless and then only to the extent the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions (and then only to the extent permitted by the disclosing party). Notwithstanding the foregoing or anything else, any obligation of Acquirer set forth herein or arising hereunder relating to confidentiality of any information or material relating to the Company (including any Confidential Information) shall expire upon, and be unenforceable from and following, the Closing. The obligation of Parent and Seller and their Affiliates under this Section 6.7(d) shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.7(d); (ii) is received from a third party not known to be bound by a confidentiality obligation to the Company or Acquirer; or (iii) is required to be disclosed by law, order or regulation of a Governmental Authority.

(e) The covenants set forth in this Section 6.7 are in addition to and not by way of limitation of any other duties Seller may have to the Company, Acquirer or any of their respective Affiliates. Seller and Parent acknowledges that the covenants contained in this Section 6.7 impose a reasonable restraint on Seller and Parent in light of the activities and business and future plans of the Company and Acquirer. Seller and Parent acknowledges that if they or their Affiliates violate any of the covenants contained in this Section 6.7 (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to the Company, Acquirer or any of their respective Affiliates and, in addition to any other remedies that the Company, Acquirer or any of their respective Affiliates may have, the Company, Acquirer and their respective Affiliates shall be entitled to seek temporary injunctive relief and permanent injunctive relief without having to post any bond or other security. The Company, Acquirer and their respective Affiliates may elect to seek one or more remedies at their discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company, Acquirer or any of their respective Affiliates from seeking any remedies in another situation. Any such action by the Company, Acquirer or any of their respective Affiliates shall not constitute a waiver of any of their rights.

(f) Each of the Restrictive Covenants will be read and interpreted with every reasonable inference given to its enforceability. However, if any term, provision or condition of the Restrictive Covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems reasonable and enforceable under the prevailing circumstances. The Covenant Not to Compete shall be deemed to be a series of separate covenants, one for each and every county or other political subdivision of the states of the United States of America, where the Covenant Not to Compete is intended to be effective. Any violation of the provisions of this Section 6.7 shall automatically toll and suspend and extend the Restrictive Period for the duration of such violations.

(g) Nothing contained in this Section 6.7 is intended to confer upon Seller any right to employment with the Company or Acquirer at any time after the Closing Date.

6.8 Further Assurances. From time to time, as reasonably requested by a party hereto, whether on or after the Closing Date and without further consideration, each party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer and take such other actions as the other party reasonably may require to more effectively convey and transfer the Shares and the Preferred Stock or to more effectively effectuate any of the Transactions. To the extent necessary after the Closing Date, the parties hereto will cooperate with each other to obtain as promptly as possible all consents, authorizations, orders or approvals of any third party, including any Governmental Authority or any other Person, required in connection with the consummation of the transactions contemplated by this Agreement. The parties hereto will coordinate and cooperate with one another in exchanging such information and reasonable assistance as the other may request in connection with all of the foregoing. In addition to the foregoing, Seller and Parent shall provide Acquirer reasonable access to any and all financial information with respect to the Company and its Subsidiaries as Acquirer may reasonably request in their possession (and to the extent such information is not in their possession, Seller and Parent shall make commercially reasonable efforts to identify the location of such information and either retrieve such information or provide Acquirer access to such information); provided, however, that any such access or furnishing of information shall be conducted at Acquirer’s expense, during normal business hours, under the supervision of Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of Seller and its Subsidiaries.

6.9 Post-Closing Balance Sheet; Closing Statement.

(a) Closing Date Balance Sheet; Closing Statement. Seller shall deliver to Acquirer within 60 days after the Closing, (a) a consolidated balance sheet of the Company and its Subsidiaries as of 11:59 P.M. on the date immediately prior to the Closing Date (the “Closing Pate Balance Sheet”), which shall be accompanied by a calculation of the Company’s Indebtedness (as such term is defined below) as of the Closing Date (the “Closing Date Indebtedness Statement”), the Company’s “Working Capital” (as such term is defined below) as of the Closing Date (the “Closing Date Working Capital Statement”), and the Company’s cash balance as of the Closing Date (the “Closing Date Cash Statement”). The Closing Date Balance Sheet, the Closing Date Indebtedness Statement, the Closing Date Working Capital Statement and the Closing Date Cash Statement (together, the “Closing Statement”) shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, shall be fair and accurate.

(b) As used herein, “Indebtedness” means, without duplication, all obligations of the Company and its Subsidiaries (i) for borrowed money and any accrued interest or prepayment premiums related thereto or (ii) evidenced by bonds, debentures, notes or similar debt instruments. For the avoidance of doubt, Indebtedness shall not include any (A) intercompany accounts, payables, guarantees or loans of any kind or nature or (B) accounts payable, accrued expenses and other amounts accrued in the ordinary course of business. As used herein, “Working Capital” means current assets (excluding cash, deferred tax assets and any receivables from any Affiliate of Seller) less current liabilities (excluding Indebtedness, deferred tax liabilities and any liability owed by the Company to Seller or any Affiliate of Seller that is extinguished at Closing.

(c) Acceptance of Statements; Dispute Procedures. The Closing Date Balance Sheet and Closing Statement delivered by Seller to Acquirer shall be conclusive and binding upon the parties unless Acquirer, within 100 days after delivery to Acquirer of the

Closing Date Balance Sheet and Closing Statement, notifies Seller in writing that Acquirer disputes any of the amounts set forth therein, specifying in reasonable detail the nature of the dispute and the basis therefor. Contemporaneously with the delivery to Acquirer of the Closing Date Balance Sheet and the Closing Statement, Seller shall also deliver to Acquirer a copy of the work papers prepared or used in connection with the preparation and calculation of Closing Date Balance Sheet and the Closing Statement and shall provide Acquirer and its representatives reasonable access to appropriate personnel, books and records of or related to the Company and its Subsidiaries to assist in its review of the Closing Date Balance Sheet and the Closing Statement. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Date Balance Sheet and Closing Statement (and the amounts indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 30 days after notice is given by Acquirer to Seller pursuant to the second preceding sentence, the parties shall submit the dispute to Ernst & Young or, if unable to serve, to a nationally recognized independent accounting firm to be mutually agreed upon by Seller and Acquirer (the “Arbiter”) for resolution. Promptly, but no later than 30 days after delivery of written submissions by Seller and Acquirer with respect to the disputed items to the Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on such written submissions, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the disputes and the resulting computation of the amounts on the Closing Date Balance Sheet and/or the Closing Statement, which shall be conclusive and binding on the parties. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 6.9 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Seller and Acquirer based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Acquirer’s position, 60% of the costs of its review would be borne by Seller and 40% of the costs would be borne by Acquirer.

(d) Acquirer shall provide, or cause the Company to provide, to Seller and Parent reasonable access to any and all financial information with respect to the Company and its Subsidiaries for periods prior to the Closing Date as Seller and Parent may reasonably request for purposes of preparing the Closing Date Balance Sheet contemplated by this Section 6.9, and shall cause Company personnel to cooperate and assist in the preparation thereof; provided, however, that any such access, furnishing of information or cooperation shall be conducted in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries.

6.10 Financial Condition of Company at Closing; Purchase Price Adjustments.

(a) Financial Covenants. Acquirer and Seller covenant and agree that immediately prior to Closing, it is intended that the Company shall have (i) no outstanding

Indebtedness (the “Target Indebtedness”), (ii) Working Capital equal to                      ***                      ***     U.S. Dollars ($ *** ) (the “Target Working Capital”) and (iii) cash equal to                     ****     U.S. Dollars ($ *** ) (the “Target Cash Balance”).

(b) Financial Covenant Purchase Price Adjustment After the Closing. Within five (5) Business Days after final determination of the Closing Statement pursuant to Section 6.9(b), Acquirer, the Company and Seller shall calculate: (I) the amount by which the Company’s Indebtedness, as reflected on the Closing Date Indebtedness Statement, exceeds or falls below the Target Indebtedness (any excess being a positive dollar number and any shortage being a negative dollar number for the purposes hereof (the “Closing Date Indebtedness Adjustment”)), (II) the amount by which the Company’s Working Capital, as reflected on the Closing Date Working Capital Statement, exceeds or falls below the Target Working Capital (any excess being a positive dollar number and any shortage being a negative dollar number for the purposes hereof (the “Closing Date Working Capital Adjustment”)) and (III) the amount by which the Company’s cash, as reflected on the Closing Date Cash Statement, exceeds or falls below the Target Cash Balance (any excess being a positive dollar number and any shortage being a negative dollar number for the purposes hereof (the “Closing Date Cash Adjustment”)).

(c) The “Net Adjustment Amount” shall equal the sum of (i) the Closing Date Indebtedness Adjustment as calculated pursuant to Section 6.10(b)(1) and (ii) the Closing Date Working Capital Adjustment as calculated pursuant to Section 6.10(b)(II). If the Net Adjustment Amount is negative, then the parties agree that this Agreement will be deemed automatically amended to reduce the Purchase Price by an amount equal to the quotient of the Net Adjustment Amount divided by the Preferred Stock Share Price, rounded to the nearest whole number (the “Purchase Price Reduction”), and Acquirer shall be entitled to withdraw from the Escrow Deposit such number of shares of Preferred Stock equal to the amount of the Purchase Price Reduction and if the number of shares of Preferred Stock available from and withdrawn by Acquirer from the Escrow Deposit is less than the Purchase Price Reduction, then Seller shall promptly (but in any event within five Business Days of completing the calculations provided for in this Section 6.10) deliver to Acquirer such number of shares of Preferred Stock equal to the difference between the Purchase Price Reduction and the number of shares of Preferred Stock withdrawn by Acquirer from the Escrow Deposit. If the Net Adjustment Amount is positive, then the parties agree that this Agreement will be deemed automatically amended to increase the Purchase Price by an amount equal to the quotient of the Net Adjustment Amount divided by the Preferred Stock Share Price, rounded to the nearest whole number (the “Purchase Price Increase”), and Acquirer shall promptly (but in any event within five Business Days of completing the calculations provided for in this Section 6.10) issue and deliver to Seller such number of shares of Preferred Stock equal to the amount of the Purchase Price Increase.

(d) If the Closing Date Cash Adjustment is negative, then the parties agree that this Agreement will be deemed automatically amended to reduce the Purchase Price by an amount equal to the quotient of the Closing Date Cash Adjustment divided by the Preferred Stock Share Price, rounded to the nearest whole number, and Seller shall promptly (but in any event within five Business Days of completing the calculations provided for in this Section 6.10)

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

pay the absolute value of the Closing Date Cash Adjustment amount to Acquirer by wire transfer in immediately available funds pursuant to wire instructions provided by Acquirer. If the Closing Date Cash Adjustment is positive, then the parties agree that this Agreement will be deemed automatically amended to increase the Purchase Price by an amount equal to the quotient of the Closing Date Cash Adjustment divided by the Preferred Stock Share Price, rounded to the nearest whole number (the “Cash Surplus”), and Acquirer shall promptly (but in any event within five Business Days of completing the calculations provided for in this Section 6.10) issue and deliver to Seller such number of shares of Preferred Stock equal to the amount of the Cash Surplus.

6.11 Guarantee. The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the consent of the State of New York, acting by and through the Office of Parks, Recreation and Historic Preservation and the Department of Environmental Conservation (collectively, the “Agencies”) to the release of Seller and Ticket Master L.L.C. from any and all obligations under that certain Guarantee of Ticketmaster L.L.C. of the performance by Reserve America, Inc. (a wholly owned Subsidiary of the Company) under that certain Contract for the Operation of a Camping Reservation System (Contract # CM00872)(the “Guarantee”). In the event the parties are unable to obtain the consent of the Agencies to the release of Parent and Ticketmaster from all liability with respect to the Guarantee within 18 months of the Closing Date, then Acquirer shall be obligated to immediately replace the Guarantee with a standby letter of credit or surety bond (or such other performance guarantee as may be acceptable to the Agencies) in an amount sufficient to cause the termination and release of the Guarantee pursuant to the terms thereof. If and to the extent Parent is required to make any payment under the Guarantee, Acquirer shall indemnify Parent in accordance with Section 8.2(iv). Any payment obligation under this Section 6.11 shall be satisfied with preferred stock of the Acquirer to the extent necessary to preserve the status of the transaction contemplated by this Agreement as a reorganization within the meaning of Section 368(a) of the Code, provided that (a) such preferred stock shall be senior to all other outstanding shares of preferred stock of Acquirer, and to have economic terms no less favorable than the Preferred Stock issued hereunder) and (b) notwithstanding Section 8.2, the valuation of the shares of preferred stock to be issued shall be determined by a nationally recognized independent third party appraiser selected by Parent and reasonably acceptable to Acquirer.

6.12 California Commissioner of Corporations. Seller and Acquirer understand and accept the following: THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

7. Closing Deliverables.

7.1 Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Acquirer the following:

(a) the resignations of each of the directors and officers of the Company and its Subsidiaries listed on Schedule 7.1(a);

(b) each of the Ancillary Documents;

(c) the stock certificate(s) representing the Shares, along with fully executed stock assignments separate from certificate and other appropriate documents of transfer as are necessary to transfer and convey to Acquirer title to the Shares, as sole owner, free and clear of all Encumbrances;

(d) the Escrow Agreement in the form attached hereto as Exhibit A fully executed by Seller and the Company;

(e) a Certificate of Status, dated as of a date as close to the Closing Date as is practicable, issued by the Ministry of Consumer and Business Services (Ontario ) as to the good standing of the Company and of each of the Subsidiaries incorporated in Ontario and the corporate good standing of each of the other Subsidiaries;

(f) copies of the resolutions of the board of directors and shareholder of the Company, unanimously approved by such board of directors and shareholder and certified in each case by the Secretary of the Company as being true, correct and complete and then in full force and effect, authorizing (i) the execution and delivery of this Agreement and the Ancillary Documents and (ii) the consummation of the Transactions;

(g) the stock books, stock ledgers, minute books and (if any) corporate seals of the Company; and

(h) such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to Acquirer, certifying that the transactions contemplated in this Agreement are exempt from withholding under Section 1445 of the Code.

7.2 Acquirer’s Closing Deliveries. At the Closing, Acquirer shall deliver, or cause to be delivered, to Seller the following:

(a) each of the Ancillary Documents to which Acquirer is a party shall have been fully executed and delivered by Acquirer, and this Agreement and all such Ancillary Documents shall be and shall remain in full force and effect and there shall be no default under any of them:

(b) the Closing Date Payment to Seller and the deposit of the Escrow Amount into escrow, in each case in accordance with Section 2.1 and free and clear of all Encumbrances; and

(c) the Escrow Agreement in the form attached hereto as Exhibit A fully executed by Acquirer;

(d) certificates, dated as of a date as close to the Closing Date as is practicable, of the Secretary of State of the State of Delaware (and such other official(s) of the applicable Delaware Governmental Authority(ies)), if any, as to the corporate good standing of the Acquirer in the State of Delaware;

(e) copies of the resolutions of the board of directors and shareholders, if necessary, of Acquirer, approved by such board of directors and shareholders, if necessary, and certified in each case by the Secretary of Acquirer as being true, correct and complete and then in full force and effect, authorizing (i) the execution and delivery of this Agreement and the Ancillary Documents, (ii) the issuance of the Shares to Seller, as contemplated by this Agreement, and (ii) the consummation of the Transactions; and

(f) documentation to the reasonable satisfaction of Seller evidencing that the Amended and Restated Certificate of Incorporation of Acquirer, in the form attached hereto as Exhibit B, has been duly filed and accepted by the Delaware Secretary of State.

8. Indemnification

8.1 Indemnification of Acquirer. Seller shall indemnify and defend each Acquirer Indemnified Person (as such term is defined below) against and hold each harmless from any and all Losses (as defined below) suffered or incurred thereby to the extent arising as a result of or in connection with or attributable to or relating to any of the following, or third party allegations of any of the following: (i) any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement or any of the Ancillary Documents (provided that, for the purposes of determining whether such a breach or inaccuracy has occurred for the purposes of this Section 8.1(i), any materiality qualifier or materiality exception - including, but not limited to, “Company Material Adverse Effect”, “all material respects”, “material adverse change”, “in all material respects”, “in any material respect”, “result in any material liability” or “material default or violation” but excluding the descriptions and limitations contained in Section 4.15(a)(i) - included in any such representation or warranty shall be disregarded and given no effect as if such qualifier or exception were not included in, and did not qualify or create an exception to, such representation or warranty), (ii) any breach of any covenant of Seller or Company contained in this Agreement; (iii) any claim by any current or former employee of the Company or its Subsidiaries arising from or in connection with events or circumstances preceding the Closing including, but not limited to, any such claim related to any Proprietary Rights owned by (or which Acquirer reasonably believes based on representations of Company to be owned by) Company or its Subsidiaries prior to the Closing Date but excluding any claims to the extent related to or arising from actions of the Acquirer or actions of the Company after the Closing and excluding any severance or similar benefits arising from the consummation of the Transactions or any terminations of employment occurring in connection with or following the consummation of the Transactions; or (iv) any claim relating to, arising out of or resulting from any Company Benefit Plan as such existed at or any time prior to the Closing but excluding any claims to the extent related to or arising from actions of the Acquirer or actions of the Company after the Closing and excluding any severance or similar benefits arising from the consummation of the Transactions or any terminations of employment occurring in connection with or following the consummation of the Transactions. As used herein, “Acquirer Indemnified Person” means any of Acquirer, any Affiliate thereof (including the Company following the Closing), any successor of any of them, or any of their respective officers, directors, employees, stockholders, agents or representatives. As used herein, “Losses” means any and all damages, fines, penalties, deficiencies, losses, diminution in value, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) and shall include any Losses from Third Party Claims (as defined below). Sellers understands and agrees that its obligations, and each Purchaser Indemnified Person’s rights, under this Section 8.1 with respect to clauses (iii) and (iv) of this Section 8.1 neither shall be conditioned upon nor need be preceded by any breach of or inaccuracy in any representation or warranty of Sellers contained in this Agreement or any of the Ancillary Documents, any facts or circumstances contrary to any such representation or warranty, or any breach of any covenant of Sellers or the Company contained in this Agreement.

8.2 Indemnification of Seller. Acquirer shall indemnify and defend each Seller Indemnified Person (as such term is defined below) against and hold each harmless from any and all Losses suffered or incurred thereby to the extent arising as a result of or in connection with or attributable to or relating to any of the following, or third party allegations of any of the following: (i) any breach of any representation or warranty of Acquirer contained in this Agreement or any of the Ancillary Documents (provided that, for the purposes of determining whether such a breach or inaccuracy has occurred for the purposes of this Section 8.2(i), any materiality qualifier or materiality exception - including, but not limited to, “Acquirer Material Adverse Effect”, “all material respects”, “material adverse change”, “in all material respects”, “in any material respect”, “result in any material liability” or “material default or violation” -included in any such representation or warranty shall be disregarded and given no effect as if such qualifier or exception were not included in, and did not qualify or create an exception to, such representation or warranty), (ii) any breach of any covenant of Acquirer contained in this Agreement, (iii) the business and operations of the Company after the Closing but only to the extent such business and operations are wholly independent of and not effected by the business and operations of the Company prior to the Closing Date, or (iv) the Guarantee and any payments made or performance thereunder. As used herein, “Seller Indemnified Person” means any of Seller, any Affiliate thereof, any successor of any of them, or any of their respective officers, directors, employees, stockholders, agents or representatives. Any indemnity payment under this Section 8.2, except as otherwise provided in Section 6.11, shall be satisfied with Preferred Stock, at a valuation based upon the Preferred Stock Share Price, to the extent necessary to preserve the status of the transaction contemplated by this Agreement as a reorganization within the meaning of Section 368(a) of the Code.

8.3 Procedures for Indemnification of Third Party Claims.

(a) As used herein, “Third Party Claim” means any claim made, commenced or threatened by any Person or Governmental Authority, whether or not involving a Proceeding. If a Third Party Claim is made, commenced or threatened against a Person who is entitled to indemnity under Section 8.1 or 8.2 with respect thereto (such Third Party Claim being a “Covered Claim” and such a Person being an “Indemnified Person”), such Indemnified Person shall, promptly after its receipt of notice of the assertion of such Covered Claim against it, shall give written notice, describing in reasonable detail the assertion of such Covered Claim and the facts giving rise to such Covered Claim, to the Person obligated to provide indemnity with respect thereto under such Section 8.1 or 8.2 (such Person being an “Indemnifying Person”); provided however, that failure by the Indemnified Person to give such notification shall not affect the indemnification obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure.

(b) With respect to each particular Covered Claim, the Indemnifying Person shall be entitled (i) to participate in the defense thereof, and (ii) if the Indemnifying Person promptly acknowledges its obligation to indemnify the Indemnified Person therefor, to assume the defense thereof with counsel selected by the Indemnifying Person; provided that such counsel is not reasonably objected to by the Indemnified Person (which objections must be based upon substantive issues such as relevant experience or conflicts of interest). Should the Indemnifying Person assume the defense of such Covered Claim, then, subject to Section 8.3(f) below, the Indemnifying Person shall not be liable to the Indemnified Person for legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Person), at its own expense (unless otherwise provided by Section 8.3(f) below), separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense.

(c) The Indemnifying Person shall be liable for the reasonable fees and expenses of counsel reasonably acceptable to the Indemnifying Person employed by the Indemnified Person in connection with the defense of such Person’s Covered Claim for any period during which the Indemnifying Person has failed to assume the defense thereof; provided, however, the Indemnifying Person shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to one local counsel, where applicable).

(d) In connection with any Covered Claim, the Indemnified Person and the Indemnifying Person shall cooperate in all reasonable respects with each other in the investigation, trial, defense and settlement of such Third Party Claim and any appeal arising therefrom. Such cooperation shall include the retention and (upon the Indemnified or Indemnifying Person’s request) the provision to such party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation by the Indemnified Person shall also include the Indemnified Person promptly delivering to the Indemnifying Person, after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Covered Claim. The Indemnifying Person shall reimburse the Indemnified Person for any reasonable out-of-pocket expenses incurred by the Indemnified Person in providing such cooperation.

(e) If the Indemnifying Person shall have assumed the defense of the Covered Claim, the Indemnified Person shall not have the right to settle or compromise such claim and shall agree to any settlement, compromise or discharge of such Covered Claim which the Indemnifying Person may recommend and which by its terms obligates the Indemnifying Person to pay the full amount of the liability in connection with such Covered Claim, which releases the Indemnified Person completely in connection with such Covered Claim and which would not otherwise adversely affect the Indemnified Person. If the Indemnifying Person shall not have assumed the defense of such Covered Claim, the Indemnified Person may settle, compromise or discharge, such Covered Claim in good faith without the Indemnifying Person’s prior consent.

(f) Notwithstanding the foregoing provisions of this Section 8.3, the Indemnifying Person shall not be entitled to assume the defense of any Covered Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Person in defending such Covered Claim) if: (i) such Covered Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Person which the Indemnified Person reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, or (ii) the Indemnified Person reasonably determines, after conferring with its outside counsel, that joint representation would be expected to give rise to a conflict of interest. If such equitable relief or other relief portion of such Covered Claim can be so separated from that for money damages, the Indemnifying Person shall be entitled to assume the defense of the portion relating to money damages.

8.4 Procedures for Indemnification of Other Claims.

(a) Except for Third Party Claims described in Section 8.3 above, if an event giving rise to indemnification hereunder shall have occurred or is threatened, then the Indemnified Party promptly shall deliver to the Indemnifying Party written notice thereof, stating that such event has occurred or is threatened, describing such event in reasonable detail and specifying or reasonably estimating the amount of the prospective Loss and the method of computation thereof (a “Claim”), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or has arisen (the “Notice of Claim”). For purposes hereof, any Claim for indemnification shall be deemed to have been made as of the date on which the Notice of Claim is delivered in accordance with the terms of this Section 8.4.

(b) In the event the Indemnifying Party shall in good faith dispute the validity of all or any amount of a Claim for indemnification as set forth in the Notice of Claim, then such Indemnifying Party shall, within fifteen (15) Business Days after receipt of the Notice of Claim, execute and deliver to the Indemnified Party a notice setting forth with reasonable particularity the grounds, amount of, and basis upon which the Claim is disputed (the “Dispute Statement”).

(c) In the event the Indemnifying Party shall within fifteen (15) Business Days after receipt of the Notice of Claim deliver to the Indemnified Party a Dispute Statement, then the portion of the claim described in the Notice of Claim disputed by such Indemnifying Party (the “Disputed Liability”) shall not be due and payable from such Indemnifying Party except in accordance with (A) a final decision of an arbitrator pursuant to an arbitration instituted pursuant to this Agreement or (B) a written agreement between the Indemnified Party and such Indemnifying Party stipulating the amount of the Admitted Liability (as defined below).

(d) In the event any Indemnifying Party shall not within fifteen (15) Business Days after receipt of the Notice of Claim deliver to such Indemnified Party a Dispute Statement identifying a Disputed Liability, then the amount of the claim described in the Notice of Claim, or if a Dispute Statement is delivered, the portion thereof not disputed as a Disputed Liability, shall be deemed to be admitted (the “Admitted Liability”) of such Indemnifying Party and shall, upon the incurring of an actual Loss arising therefrom, immediately be due and payable.

8.5 Limits on Indemnification.

(a) Liability Basket. Subject to Section 8.5(c), no action or claim for indemnification shall be made or brought by any party hereto unless the aggregate Losses to the party seeking indemnification exceeds Three Hundred Seventy-Five Thousand U.S. Dollars ($375,000) (“Liability Basket”) in which event the party seeking indemnification may seek indemnification for its entire Losses.

(b) Maximum Liability of Seller and Acquirer. Subject to Section 8.5(c), the maximum aggregate liability of Seller to Acquirer Indemnified Persons and the maximum aggregate liability of Acquirer to Seller Indemnified Persons with respect to the indemnification obligations of Seller and Acquirer under this Agreement shall not exceed Twenty-Five Million U.S. Dollars ($25,000,000) (“Indemnification Cap”).

(c) Exceptions to Limitations. Notwithstanding anything else, the limitations on the indemnification obligations of any party as set forth Sections 8.5(a) and (b) shall not apply to: (i) any Loss arising directly or indirectly from any circumstance involving such party’s intentional misrepresentation or fraud; (ii) in the event of a breach of any of the representations and warranties of Seller under any of Sections 4.2, 4.3, 4.5, 4.8, 4.9, 4.20 and 4.21; (iii) in the event of a breach of any of the representations and warranties of Acquirer under any of Sections 5.2, 5.3, 5.7, 5.8, 5.9, and 5.18; (iv) in the event of an indemnification claim arising from, pursuant to or relating to any of Sections 8.1 (iii), 8.1(iv) or 9; or (v) in the event of a breach of a covenant under Section 6.2(xii), 6.7 or 6.10. Notwithstanding anything to the contrary set forth herein, in no event shall an Indemnifying Person have any liability for incidental, special or punitive damages incurred by an Indemnified Person; provided, however, that any amounts to which an Indemnified Person becomes liable to any third party under or with respect to any Covered Claim (including any third party’s incidental, special or punitive damages) shall be direct damages for the purposes hereof and shall be Losses for which such Indemnified Person shall be entitled to indemnification hereunder.

(d) Additional Limitations Regarding Seller Obligations. Seller shall not be obligated to indemnify any Acquirer Indemnified Party with respect to any Loss to the extent (i) that a specific accrual or reserve for the amount of such Loss was reflected on the Closing Date Balance Sheet or (ii) Acquirer received a readily quantifiable and ascertainable benefit from the reflection of such matter in the calculation of the Purchase Price (or the adjustment thereto) as finally determined and adjusted pursuant to Section 6.10.

(e) Calculation of Losses. (i) No Indemnified Person is required hereunder to pursue recovery under a contract for insurance prior to exercising its rights under an applicable indemnity set forth in this Agreement. If and to the extent an Indemnified Person elects to make a claim to its insurer for such Losses hereunder or as a result of a Third Party Claim subject to indemnification hereunder, is not making such claim as an additional insured under the Indemnifying Person’s insurance policy, and recovers monies pursuant to a contract for insurance for a Third Party Claim or Loss for which it has also received or is also pursuing or may be entitled to payment pursuant to an indemnity under this Agreement, the Indemnified Person will promptly pay the Indemnifying Person the amounts of such insurance recoveries that such Indemnified Person collects within 12 months of when such Losses were incurred or suffered by such Indemnified Person (up to the amounts the Indemnifying Person has already paid in fulfilling its indemnification obligations) and shall modify and reduce the outstanding claims under such indemnity against the Indemnifying Person by any and all remaining amounts of the insurance recoveries in order to prevent any duplicative recovery. Notwithstanding anything to the contrary in this Section 8.5(e) or otherwise in this Agreement, no recovery by an Indemnified Person under any insurance policy shall limit the Indemnifying Person’s indemnification obligations under this Agreement for any Third Party Claim or Loss not covered by any recovery by the Indemnified Person under a contract for insurance for a Third Party Claim or Loss.”

(ii) For all purposes of this Section 8, “Losses” shall be net of any Tax benefit “currently realized” by the Indemnified Party or its affiliates arising in connection with the accrual, incurrence, or payment of any Losses (including Taxes) or claims. Losses or Taxes for which indemnification is provided under Section 8.1 or 9.1, shall be increased by the amount of any Tax detriment “currently suffered” by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence, or payment of any Losses (including Taxes) or claims. A Tax benefit is “currently realized,” and a Tax detriment is “currently suffered,” if and to the extent it is realized or suffered in the tax year in which the indemnity payment is made or any prior tax year. The Indemnified Party and its Affiliates shall not be deemed to have realized a Tax benefit unless and until such Person has utilized all of its other deductions, losses, credits and other items. The parties shall cooperate in good faith in providing each other the information necessary to determine the Tax benefit or Tax detriment, as the case may be. If the amount of any Tax benefit or Tax detriment initially determined pursuant to this Section 8.5(e) is subsequently increased or decreased as a result of a final “determination” under Section 1313 of the Code (or similar provision of state or foreign law), then the Indemnifying Party or the Indemnified Party, as the case may be, shall pay to the other an amount such that the aggregate amount paid to the Indemnified Party pursuant to Section 8.1 or 9.1 equals the amount that would have been paid to the Indemnified Party pursuant to Section 8.1 or 9.1 had the result of the final “determination” been taken into account in the initial calculation of the amount of the Tax benefit or Tax detriment.

8.6 Exclusive Remedy for Indemnity Claims. Subject to the Closing occurring and except with respect to (i) Acquirer’s additional rights and remedies arising under any of Section 9 and Section 10 below, or (ii) any claims by Acquirer relating to or arising from the breach of any of Parent’s covenants hereunder: (a) this Section 8 will apply to all Losses in respect thereof for which indemnity under this Section 8 is available; and (b) this Section 8 shall be the sole and exclusive remedy for each of the parties hereto for all Losses in respect thereof that are indemnified pursuant to this Section 8.

8.7 Fraud. Notwithstanding anything to the contrary contained in this Article 8, no party shall be deemed to have waived any rights, claims or causes of action or remedies under this Section 8 if and to the extent actual fraud is proven on the part of the other party, or to the extent any such rights, claims, causes or action or remedies may not be waived under applicable law.

9. Tax Matters.

9.1 Seller shall indemnify the Company and Acquirer and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date as determined under Section 9.2 (“Pre-Closing Tax Period”), (b) any and all Taxes of any person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation if the transaction giving rise to such successor or transferee liability occurred prior to the Closing, and (c) any Taxes attributable to any Subpart F income within the meaning of Section 952 of the Code that would be required to be included under Section 951 of the Code in the gross income of Acquiror for any Straddle Period (as defined below), and that would be allocable to a period ending on the Closing Date if the taxable year of the Company ended on the Closing Date. Notwithstanding any other provision of this Agreement to the contrary (including Section 8.1), (a) Seller shall not be required to indemnify Acquirer or the Company for any Tax shown on the Closing Date Balance Sheet and are taken into account in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 6.10), (b) Seller shall not be required to indemnify Acquirer for any Taxes resulting from any transaction outside the ordinary course of business on the Closing Date or undertaken after the Closing Date; and (c) any indemnity for Tax matters (including for breach of tax representations and warranties set forth in Section 4.9) is limited solely to Taxes due and payable for any Pre-Closing Tax Period.

9.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

9.3 Responsibility for Filing Tax Returns.

(a) Consolidated, Combined, and Unitary Tax Returns. Seller will be responsible for and will cause to be prepared and duly filed (i) all Tax Returns of the Company and its Subsidiaries that are due before the Closing Date (taking account of extensions of time to file such Tax Returns) and (ii) all Tax Returns of the Company and its Subsidiaries that are income Tax Returns and are prepared on a consolidated, unitary, or combined basis and that include Seller (or its affiliates) for all taxable periods ending on or before the Closing Date. The Company and its Subsidiaries shall furnish Tax information to Seller (or its affiliates) for inclusion in Seller’s consolidated, combined, or unitary Tax Return for the period that includes the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

(b) Other Tax Returns. Acquirer and Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are required to be filed after the Closing Date. Tax Returns of the Company and it Subsidiaries with respect to any tax period beginning before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and its Subsidiaries, except where a contrary manner is required by law. With respect to each Tax Return for any tax periods beginning before the Closing Date, Acquirer shall provide Seller a draft of such Tax Return at least twenty (20) days prior to the filing date in order to permit Seller to review and comment on each such Tax Return, but only to the extent that such Tax Return would a reflect a Tax liability for which Seller could be liable under this Agreement. Acquirer and Seller shall attempt in good faith mutually to resolve any disagreement regarding such Tax Returns prior to the due date of filing thereof and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by independent accountants acceptable to Seller and Acquirer. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis, provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared by Acquirer and Company, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The costs and expenses relating to the dispute resolution shall be borne equally by the parties.

(c) Amended Tax Returns. Neither Acquirer nor any affiliate of Acquirer shall (or shall cause or permit the Company or any of its Subsidiaries to) amend, file, refile or otherwise modify any Tax Return relating to the Company or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date, or which includes the Closing Date, without the prior written consent of Seller which consent shall not be unreasonably withheld.

9.4 Cooperation on Tax Matters.

(a) Acquirer and Seller shall cooperate fully, and Acquirer shall cause the Company to cooperate fully with Acquirer and Seller, as and to the extent reasonably requested by Acquirer or Seller, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquirer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b) Acquirer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.5 Tax-Sharing Agreements. Seller shall ensure that all tax-sharing agreements or similar agreements entered into between the Company, on the one hand, and Seller, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

9.6 Refunds and Tax Benefits. Except to the extent such Taxes (x) are reflected as an asset on the face of the final and binding Closing Date Balance Sheet (rather than in any notes thereto), and (y) taken into account in determining the final and binding calculation of the Purchase Price, any refunds of Taxes actually received by Acquirer, the Company or any of their Subsidiaries following the Closing Date that are attributable to the Company or any of its Subsidiaries for any Pre-Closing Tax Periods (“Tax Refunds”), shall, subject to this Section 9.6, be for the account of Seller and paid over to Seller within fifteen (15) days after receipt thereof, provided the amount paid over to Seller shall be net of any costs (including any Taxes) incurred in respect of the receipt of such Tax Refund, including any reasonable costs associated with Acquirer’s review and filing of any Refund Claim Return. Acquirer shall promptly notify Seller in writing of any Tax Refund actually received after the Closing. Seller may request Acquirer to file (or cause to file) any Tax Returns or other claims for Tax Refunds (“Refund Claim Returns”). Neither Acquirer, the Company nor any of their Subsidiaries shall be required to file any Refund Claim Return with any Tax authority unless and until Acquirer determines (in its reasonable discretion) that such Refund Claim Return (i) is more likely than not to succeed and

(ii) will not increase the Taxes owed by Acquirer, the Company or any of their Subsidiaries for any Tax period beginning after the Closing Date or for any portion of a Straddle Period allocable to the portion of such period beginning after the Closing Date in accordance with Section 9.2 (unless Seller agrees to indemnify Acquiror for any such additional Taxes). Seller shall reimburse Acquirer for its (or the Company’s or any of their Subsidiaries’) reasonable costs incurred to review and file any Refund Claim Return.

9.7 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Seller.

9.8 Tax Proceedings. The provisions relating to procedures for indemnification of Third Party Claims as set forth in Section 8.3 shall apply to Tax proceedings (including audits).

9.9 Tax Treatment. Each of Acquirer and the Company shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Acquirer nor the Company (or any of their respective affiliates) shall take, or agree to take, any action that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Acquirer and Company shall report the transactions contemplated by this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code and shall, for tax purposes, treat all Preferred Stock issued pursuant to this Agreement as issued in exchange for shares of Company capital stock pursuant to a reorganization under Section 368(a) of the Code.

9.10 Treatment of Indemnity Payment. The parties agree that any indemnity payment made pursuant to Section 8 or Section 9 of this Agreement shall be treated as an adjustment to consideration issued in connection with this transaction.

9.11 Conflict with Section 8. In the event of any conflict between Section 8 and this Section 9 with respect to indemnification for Taxes, Section 9 shall control.

10. Escrow. In the event Acquirer exercises its right to indemnification pursuant to Section 8.1, (i) Acquirer shall first seek recompense from the Escrow Deposit pursuant to the terms of the Escrow Agreement, it being understood that, for purposes of this Agreement, the value of any of the Preferred Stock to be paid at any time in resolution of any indemnified claim will be based upon the Preferred Stock Share Price, and (ii) subject to Section 8.5, only in the event the Escrow Deposit is not sufficient to satisfy such indemnification rights shall Acquirer seek recompense under Section 8.1 directly from Seller (which may be satisfied with shares of Preferred Stock valued at the Preferred Stock Share Price except that any indemnification payment resulting from a breach of the covenants set forth in the first sentence of Section 6.10(d) shall be paid in cash). The parties understand and agree, however, that the Escrow Deposit shall be available to Acquirer to the extent of any recovery to which Acquirer is entitled under the terms of the Escrow Agreement.

11. Miscellaneous.

11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in the following ways: (a) on the day of delivery if delivered personally, (b) two Business Days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, return receipt requested, (c) the next Business Day following deposit with an overnight air courier service which guarantees next day delivery, or (d) upon written confirmation of receipt, if sent by facsimile (with a copy promptly sent by registered or certified mail return receipt requested or by overnight air carrier), to the other party at the following address (or to such Person or Persons or such other address or addresses as a party may specify by notice pursuant to this provision):

(a)	If to Acquirer:

The Active Network, Inc.
10182 Telesis Court, Suite 100
San Diego, CA 92130
Attention: Kory Vossoughi, General Counsel
Telephone: (858) 964-3819
Facsimile: (858) 658-0034

(b)	If to Seller or Parent:

c/o IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
Attention: General Counsel
Facsimile: (212)314-7349

With a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Karen E. Bertero
Facsimile: (213)229-7520

11.2 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any Ancillary Document shall survive the Closing; provided, however, that, except with respect to fraud or intentional misrepresentation, other than the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.23, 5.1, 5.2, 5.4, 5.7 and 5.9) (each of which shall survive indefinitely), and the representations and warranties contained in Sections 4.9, 4.20, 4.21, 4.28 and 5.18 (which shall survive until the expiration of the applicable statutes of limitation including any suspension, tollings or extension thereof), the representations and warranties of the parties hereto shall only survive for a period of eighteen (18) months after the Effective Date; provided further, that if a Notice of Claim relating to any representation or warranty is given to an Indemnifying Party on or prior to the final day of such 18 month period, then, notwithstanding anything to the contrary contained in this Section 11.2, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every Loss that is based directly or indirectly upon, or that relates directly or indirectly to, the matter described in such Notice of Claim has been fully and finally resolved.

Acquirer’s right to indemnification, reimbursement or any other remedy arising from or in connection with Seller’s representations, warranties, covenants, agreements or obligations contained in this Agreement (including without limitation the Company Disclosure Schedule) or any Ancillary Documents or writing delivered by Seller pursuant to this Agreement shall not be affected by (a) any investigation (including without limitation any environmental investigation or assessment) conducted by or on behalf of Acquirer with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation or (b) any knowledge acquired (or capable of being acquired) by Acquirer (or any of its Affiliates, members, managers, directors, officers, employees, representatives, agents or advisors) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based upon the accuracy of any such representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect Acquirer’s right to indemnification, reimbursement or any other remedy arising from or in connection with such representations, warranties, covenants, agreements or obligations.

Seller’s right to indemnification, reimbursement or any other remedy arising from or in connection with Acquirer’s representations, warranties, covenants, agreements or obligations contained in this Agreement (including without limitation the Acquirer Disclosure Schedule) or any Ancillary Documents or writing delivered by Acquirer pursuant to this Agreement shall not be affected by (a) any investigation (including, without limitation, any environmental investigation or assessment) conducted by or on behalf of Seller with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation or (b) any knowledge acquired (or capable of being acquired) by Seller (or any of its Affiliates, members, managers, directors, officers, employees, representatives, agents or advisors) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based upon the accuracy of any such representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect Seller’s right to indemnification, reimbursement or any other remedy arising from or in connection with such representations, warranties, covenants, agreements or obligations.

11.3 Expenses. Seller and Acquirer each shall bear its respective expenses in connection with this Agreement and the transactions contemplated by this Agreement, including financial advisors’, attorneys’ and accountants’ fees.

11.4 Entire Agreement; No Electronic Writing. This Agreement (including the Disclosure Schedule and the Acquirer Disclosure Schedule) contains the entire Agreement and understanding of the parties and may not be amended except by a written agreement signed by both parties. This Agreement supersedes any and all other prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect), including that certain letter of intent dated October 17, 2008 by and among Acquirer, Seller and the Company. No electronic record or electronic signature (other than telephonic facsimile or a scanned pdf file) shall be deemed to be a writing so as to satisfy any requirement under this Agreement that any agreement, waiver, amendment, notice or other instrument under or pursuant hereto be in writing.

11.5 Waivers. Any party may waive any default by any other party or the failure to fulfill any of the conditions to its obligations. Any waiver must be in writing.

11.6 Amendments. This Agreement may be amended, supplemented or modified only by and through a writing signed by Acquirer, Seller and the Company.

11.7 Assignment. No assignment of this Agreement (or any right or obligation hereunder) by any party shall be given any effect without the prior written consent of the other parties hereto. Subject to the foregoing provisions of this paragraph, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their successors and permitted assignees, any rights or remedies under or by reason of this Agreement.

11.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Interpretation; Headings; Certain Definitions. This Agreement is the result of arms’ length negotiations between the parties hereto and no provision hereof, because of any ambiguity or otherwise, shall be construed against a party hereto by reason of the fact that such party hereto or its legal counsel drafted that provision. For purposes of interpreting this Agreement, (a) the terms “herein,” “hereof,” “hereto,” “hereunder,” “hereinafter” and similar terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear; (b) the term “including,” whether or not following by “without limitation” or “but not limited to” shall mean “including, without limitation,”; (c) the term “knowledge”, (1) as applied to Company or Seller, shall mean (i) any and all information that was actually known to the Seller Knowledge Individuals (as defined below), and (ii) any and all additional information which the Seller Knowledge Individuals should have known after reasonable investigation of the matter at issue, (2) as applied to Acquirer, shall mean (i) any and all information that was actually known to the Buyer Knowledge Individuals (as defined below), and (ii) any and all additional information which the Buyer Knowledge Individuals should have known after reasonable investigation of the matter at issue; (d) “Seller Knowledge Individuals” shall mean Seth Rosenberg, Sharon Deaves Fisher, and, except with respect to Section 4.26, Gary Evans, John McDonald, Frank Helwig, David Dutch and Pat Murawski (the last five individuals listed herein shall also be referred to as the “Seller Knowledge Individuals Subgroup”) and “Buyer Knowledge Individuals” shall mean Matt Landa, Steve Kemper and David Alberga, (e) “Business Day” shall mean any day (A) other than a Saturday or Sunday and (B) other than a day on which banks in the State of California are authorized or required to close or the national securities exchanges or markets in the United States are closed. The Acquirer and Seller agree, based on the representations contained in Section 4.9(s) of this Agreement, that the Shares constitute an “excluded property” within the meaning of subsection 116(6) of the Tax Act, the notice, remittance and other compliance obligations set forth in Section 116 of the Tax Act are not applicable to the transfer of the Shares contemplated by this Agreement and each of the Acquirer and Seller shall complete the transaction on this basis.

11.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12 Prior Review and Counsel. Each party hereto represents and warrants that: (a) it was provided a fair and reasonable time in which to evaluate this Agreement and the Ancillary Documents and to negotiate their respective terms and conditions; (b) it has regularly consulted with and received advice and counsel from one or more attorneys of its own choice regarding the Transactions, this Agreement, the Ancillary Documents and the negotiation of each and every one of them, which attorney(s) is/are not and was/were not any of the other party’s attorneys; (c) it has not received any legal or other substantive advice or any work product from any of the other party’s attorneys, and it has not relied upon any comment, observation, remark, communication or information (whether oral or written) made or delivered by any of the other party’s attorneys; and (d) it has read and fully understands this Agreement and each of the Ancillary Documents. Each party’s attorneys shall be entitled to rely on the other party’s representations and warranties made in this Section 11.11 as intended beneficiaries of such representations and warranties.

11.13 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.14 Captions. The captions and headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

11.15 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of the Seller and the Acquirer;

(ii) by either the Seller or the Acquirer, in the event any court, arbitrator or governmental body, agency or official shall have issued any order, or taken any action restraining or prohibiting the consummation of the Closing or the ownership by Acquirer of the Shares after the Closing Date, and such order or other action shall have become final and non-appealable;

(iii) (A) by the Seller, if the Acquirer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (1) would give rise to the failure of a condition set forth on Schedule 3, (2) cannot be or has not been cured prior to the Termination Date (as defined below) or (3) has not been waived by Seller, or (B) by the Acquirer, if the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (1) would give rise to the failure of a condition set forth on Schedule 3, (2) cannot be or has not been cured prior to the Termination Date or (3) has not been waived by Acquirer;

(iv) (A) by the Seller, if any of the conditions to the Seller’s obligations set forth on Schedule 3 shall have become incapable of fulfillment prior to the Termination Date or (B) by the Acquirer, if any of the conditions to the Acquirer’s obligations set forth on Schedule 3 shall have become incapable of fulfillment prior to the Termination Date; provided, the right to terminate this Agreement pursuant to this Section 11.15(a)(iv) shall not be available if the failure of the party so requesting the termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the condition to be satisfied on or prior to such date; and

(v) (a) either the Seller or the Acquirer if the Closing shall not have occurred by January 31, 2009 (the “Termination Date”): provided, the right to terminate this Agreement pursuant to this Section 11.15(a)(v) shall not be available if the failure of the party so requesting the termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date.

(b) In the event of termination of this Agreement as provided in this Section 11.15, this Agreement shall forthwith become void and there shall be no liability on the part of any party except for the provisions of this Section 11 (other than Section 11.2); provided that nothing herein shall relieve any party from any liability for any breach of this Agreement prior to the termination thereof.

11.16 Public Announcement. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction (including notifications to employees of the Company or any of its Subsidiaries) shall be made only with the prior agreement of the Seller and the Acquirer. The Seller and Buyer shall use reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity.

11.17 Parent Limited Guaranty. Parent hereby guarantees to the Acquirer, as a continuing obligation and subject to the terms and conditions of this Agreement, the full performance of Seller’s indemnification obligations under Articles VIII and IX of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

ELICIA ACQUISITION CORP.

By:	/s/ Joseph Levin

Name:	Joseph Levin

Title:	SVP, M&A and Finance

PURCHASER:

THE ACTIVE NETWORK, INC.

By:	/s/ Matthew G. Landa

Name:	Matthew G. Landa

Title:	President

For purposes of Sections 6.2., 6.3, 6.7, 6.8, 6.11 and 11.17 only:

PARENT:

IAC/INTERACTIVECORP

By:	/s/ Joseph Levine

Name:	Joseph Levin

Title:	SVP, M&A and Finance

For purposes of Sections 6.2, 6.3, 6.4, 6.5, and 6.6 only:

COMPANY:

RESERVEAMERICA HOLDINGS, LTD.

By:	/s/ Seth B. Rosenberg

Name:	Seth B. Rosenberg

Title:	President

Stock Purchase Agreement Signature Page

SCHEDULE 3

CONDITIONS TO CLOSING

CONDITIONS TO BOTH PARTIES’ OBLIGATION TO CLOSE

•

No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the ownership by Acquirer of the Shares after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Governmental Authority before any court, arbitrator or governmental body, agency or official and be pending.

CONDITIONS TO ACQUIRER’S OBLIGATION TO CLOSE

•	Seller shall, at the Closing, deliver the items set forth in Section 7.1 of this Agreement.

•	Seller shall have performed all of its obligations under this Agreement required to be performed prior to the Closing;

•

The representations and warranties of Seller contained in this Agreement or any Ancillary Documents required to be executed and delivered by Seller, shall be true in all respects at and as of the Closing Date, as if made at and as of such time (or, in the case of representations and warranties made as of a specified date, such representations and warranties shall be true in all respects as of such date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, be material;

•	No Company Material Adverse Effect shall have occurred; and

•	Acquirer shall have received a certificate from Seller, signed by a senior executive of Seller, certifying as to the matters set forth in the three bullets immediately above.

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

•	Acquirer shall, at the Closing, deliver the items set forth in Section 7.2 of this Agreement.

•	Acquirer shall have performed in all material respects all of its obligations under this Agreement required to be performed prior to the Closing;

•	the representations and warranties of Acquirer contained in this Agreement or any Ancillary Documents required to be executed and delivered by Acquirer, shall be true in all respects at and as of the Closing Date, as if made at and as of such time(or, in the case of representations and warranties made as of a specified date, such representations and warranties shall be true in all respects as of such date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, be material:

•	no Acquirer Material Adverse Effect shall have occurred; and

•	Seller shall have received a certificate from Seller, signed by a senior executive of Acquirer, certifying as to the matters set forth in the three bullets immediately above.

EXHIBIT A

ESCROW AGREEMENT

(FORM IS ATTACHED)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of January 31, 2009 (“Effective Date”), by and among: THE ACTIVE NETWORK, INC., a Delaware corporation (“Active”); Elicia Acquisition Corp. a Delaware corporation (the “Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as escrow agent (the “Escrow Agent”).

RECITALS

A. Active and Seller have entered into a Stock Acquisition Agreement of even date herewith and attached hereto as Exhibit A (the “Purchase Agreement”), pursuant to which Active is acquiring all the outstanding capital stock of ReserveAmerica Holdings, Ltd, a corporation organized under the laws of the province of Ontario Canada and a wholly owned subsidiary of Seller (“Company”).

B. The Purchase Agreement contemplates the establishment of an escrow arrangement with respect to indemnification rights of Active and the other Acquirer Indemnified Persons under the Purchase Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them on Exhibit E attached hereto. The recitals set forth above shall be incorporated herein and made a part of this Agreement.

1.1 Appointment of Escrow Agent. Active and the Seller hereby appoint the Escrow Agent to serve as escrow agent for the Escrow Stock (defined below) under the terms and conditions hereof. The Escrow Agent accepts that appointment and agrees to serve as escrow agent upon the terms and conditions set forth herein.

2. Escrow and Indemnification.

2.1 Stock Placed in Escrow. At or promptly following the Effective Date, in accordance with the Purchase Agreement, Active shall deliver to the Escrow Agent one (1) stock certificate representing 519,750 shares of Series F Convertible Preferred Stock of Active (“Escrow Stock”) to be held in escrow on behalf of the Seller, in accordance with this Agreement and the Purchase Agreement. Such stock certificate shall be in the name of the Seller. The Escrow Agent agrees to accept the shares of Escrow Stock and to hold them and disburse them in accordance with the terms of this Agreement and the Purchase Agreement. The Escrow Agent agrees to take reasonable and appropriate measures to safeguard the certificate evidencing the Escrow Stock in its possession, in accordance with customary escrow and custodial practices. The Escrow Stock, together with any proceeds with respect thereto that is not distributed to the Sellers pursuant to Section 2.4 shall constitute the Escrow Amount for purposes of the indemnification, compensation and reimbursement rights of Active and the other Acquirer Indemnified Persons under the Purchase Agreement. The Escrow Agent agrees to accept delivery of the Escrow Stock and to hold the Escrow Stock, along with any proceeds received in respect of the Escrow Stock (other than distributed to Sellers pursuant Section 2.4), in an escrow account which is hereby established in its corporate trust department (the “Escrow Account”), subject to the terms and conditions of this Agreement.

2.2 Voting Rights. In the event that the record date for any matter submitted to a vote of the stockholders of Active occurs at a time that all or a portion of the Escrow Stock is held in an Escrow Account, the Seller shall have the right to vote the Escrow Stock. The Escrow Agent shall promptly forward to the Seller all notices of Active stockholders’ meetings, proxy statements and reports to stockholders, if any, received by the Escrow Agent in respect thereof.

2.3 Transferability. The Seller shall be entitled to sell, assign or transfer the Escrow Stock while it remains in escrow by providing written notice to Active and the Escrow Agent, provided, however, that any consideration received by the Seller in respect of the sale, assignment or transfer of any Escrow Stock shall be transferred into the Escrow Account and kept by Escrow Agent in escrow and become a part thereof subject to distribution in accordance with the terms hereof.

2.4 Valuing Escrow Stock; Distributions; Investment of Cash Balances.

2.4.1 For purposes of determining the number of shares of Escrow Stock to be released from the Escrow Account for indemnification payments, if any, to Active and the other Acquirer Indemnified Persons, each share of Escrow Stock of Active held in escrow shall be valued at $14.43 per share. Escrow Agent shall have no duty to value the Escrow Stock. Any cash dividends, stock dividends or other distributions with respect to the Escrow Stock shall be promptly distributed by Active to the Seller, provided, however, that any shares of stock received by Escrow Agent upon a stock split made in respect of any Escrow Stock, or change of shares of the Series F Convertible Preferred Stock of Active into any other securities of Active, or change of shares of the Series F Convertible Preferred Stock of Active into any other securities any other entity or cash as part of a merger, consolidation, acquisition of property or stock, reorganization, or otherwise, shall be transferred into the Escrow Account and kept by Escrow Agent in escrow and become a part thereof subject to distribution in accordance with the terms hereof. Nothing in this Agreement is intended to deprive or limit any rights the Seller has or may have as a holder of the Escrow Stock.

2.4.2 Escrow Agent shall invest any income, earnings or other distributions in respect of the Escrow Amount in investments in accordance with written instructions as may from time to time be provided to Escrow Agent and signed by Seller, in the form of Exhibit D. Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement. Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of Escrow Agent or for any third person or dealing as principal for its own account. The parties hereto acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

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2.4.3 Active and Seller agree for the benefit of Seller and the Escrow Agent that any income or earnings with respect to the Escrow Amount shall be on account of Seller and shall be treated as income or earnings of the Seller for income tax purposes.

2.5 Escrow Account. The Escrow Stock shall be held as an escrow account and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Stock until the date that is eighteen (18) months after the Effective Date (the “Termination Date”), provided that if the Escrow Agent has received from any Acquirer Indemnified Person a Notice of Claim (as defined below) setting forth a claim that has not been resolved by the Termination Date, then the Escrow Agent shall hold and safeguard such number of shares of the Escrow Stock equal to the full Claimed Amount (as defined below) expressly set forth in such unresolved Notice of Claim until such claim has been resolved and the Escrow Agent has been instructed to release the Escrow Stock in accordance with this Agreement and the Purchase Agreement. Notwithstanding the foregoing, if the Escrow Account shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of stock held in the Escrow Account shall be stayed or enjoined by any court order, or any court order shall be made or entered into affecting the Escrow Account, or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply with such judicial process or court order. In the event the Escrow Agent obeys or complies with any judicial process or court order, it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such court order.

2.6 Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

2.6.1 If any Acquirer Indemnified Person determines in good faith that it has incurred or suffered Losses for which it is or may be entitled to indemnification under the Purchase Agreement, Active shall, on behalf of such Acquirer Indemnified Person, deliver a copy of a Notice of Claim (each, a “Notice of Claim”) to the Seller and to the Escrow Agent. Each Notice of Claim shall contain a good faith, non-binding, preliminary estimate of the amount of Loss such Acquirer Indemnified Person claims to have so incurred or suffered (the “Claimed Amount”) and shall describe such indemnifiable event in reasonable detail with reference to the provisions of the Purchase Agreement in respect of which such right of indemnification is claimed.

2.6.2 Within 15 Business Days after receipt by the Seller and the Escrow Agent of a Notice of Claim, the Seller may deliver to Active and to the Escrow Agent a notice disputing the Notice of Claim (a “Dispute Notice”). If a Dispute Notice is not received by the Escrow Agent within 15 Business Days, then the Seller shall be conclusively deemed to have agreed that Escrow Stock with a value equal to the full Claimed Amount may be released from the Escrow Account to Active.

2.6.3 If the Seller does not deliver a Dispute Notice on a timely basis in accordance with Section 2.6.2 the Escrow Agent shall within 5 Business Days following the end of the 15 Business Day period referred to in Section 2.6.2 (and provided that Active complies

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with its obligations under Section 2.6.9), deliver, in accordance with the procedures set forth in Section 2.6.9, such Escrow Stock pursuant to the written direction of Active.

2.6.4 If the Seller delivers a Dispute Notice agreeing that Escrow Stock with a value equal to less than the full Claimed Amount (“Admitted Liability”) may be released from the Escrow Account, the Escrow Agent shall, within 5 Business Days following the receipt of such Dispute Notice, deliver Escrow Stock pursuant to the written direction of Active with a value equal to the Admitted Liability. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Notice of Claim, but shall count toward the satisfaction of the claim described in such Notice of Claim.

2.6.5 If the Seller delivers a Dispute Notice indicating that there is a dispute as to all or a portion of the Claimed Amount (“Contested Amount”), the Seller and Active shall attempt in good faith to resolve the dispute related to the Contested Amount. If Active and the Seller resolve such dispute, such resolution shall be binding on the Seller and Active and Active and the Seller shall deliver joint written instructions setting forth the number of shares of Escrow Stock, if any, to be released from the Escrow Account to Active, with respect to such Contested Amount. Upon receipt of such joint written instructions, the Escrow Agent shall release Escrow Stock from the Escrow Account in accordance with such instructions. Unless and until the Escrow Agent shall receive joint written instructions that any such dispute has been resolved by Active and the Seller, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

2.6.6 If the Seller and Active are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Notice of Claim (“Initial Resolution Period”), then the claim described in the Notice of Claim shall be settled in accordance with Articles 8, 9 and 11 of the Purchase Agreement, including, without limitation, the dispute resolution procedures set forth therein.

2.6.7 The Escrow Agent shall release Escrow Stock from the Escrow Account in connection with any Contested Amount within 5 Business Days after the delivery to it of: (i) a copy of joint written instructions from Active and the Seller with respect thereto; or (ii) a final decision or award of the arbitrator(s), as same are selected and authorized in accordance with the dispute resolution procedures set forth in Articles 8, 9 and 11 of the Purchase Agreement, setting forth the instructions to the Escrow Agent as to the amount of Escrow Stock, if any, to be released from the Escrow Account with respect to such Contested Amount.

2.6.8 If the Escrow Agent determines that it is confronted with conflicting demands with respect to the Escrow Account such that it risks incurring liability regardless of the action it takes or refrains from taking in connection with such demands, the Escrow Agent may, at its option, and with 30 days’ notice to the other parties of its intention to do so, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the court in which such interpleader action is filed all Escrow Stock, documents and funds held in escrow. Expenses for such filing will be borne equally by the Seller and Active. Upon initiating

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such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

2.6.9 In order to effectuate the purpose of this Agreement, the Seller shall execute and deliver to Escrow Agent a stock power substantially in the form attached hereto as Exhibit B. Any distribution of Escrow Stock to an Acquirer Indemnified Person shall cause an equal reduction in the number of shares of Escrow Stock held in Escrow on behalf of the Seller. In the event that pursuant to Section 2.6.3 or 2.6.7 less than all of the Escrow Stock is to be released from the Escrow Account, Active shall, prior to the release of any such Escrow Stock from the Escrow Account, promptly, and in any event within 5 Business Days of the final determination of the number of shares of Escrow Stock to be distributed pursuant to this Agreement and the Purchase Agreement, issue in exchange for the cancellation of the stock certificate held in the Escrow Account new certificates representing (i) in the name of the applicable Acquirer Indemnified Person, the number of shares of Escrow Stock to be released to such Acquirer Indemnified Person and (ii) in the name of the Seller, the balance of the Escrow Stock to be retained in the Escrow Account.

3. Release of Escrow Stock.

3.1 On the day following the Termination Date, the Escrow Agent shall distribute or cause to be distributed to or at the direction of the Seller the Escrow Stock, if any, then held in the Escrow Account; provided, however, that if prior to the Termination Date, Active has given a Notice of Claim containing a claim which has not been resolved prior to the Termination Date in accordance with Section 2, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrow Stock with a value equal to the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved. Thereafter, the Escrow Agent shall release from the Escrow Account, in the manner contemplated by Section 2.6., the Claimed Amount, Contested Amount or relevant portions thereof, as the case may be, as of the end of the 15 Business Day period referred to in Section 2.6.2 if no Dispute Notice has been received, as of the date the Seller delivers a Dispute Notice agreeing that Escrow Stock may be released in accordance with an Admitted Liability, or as of the date the Escrow Agent receives joint written instructions from Active and the Seller or a final decision or award of the arbitrator(s) with respect thereto, as applicable.

3.2 Distributions of Escrow Stock shall be made to Active or the Seller, as appropriate, at the addresses set forth in Section 9.1 hereto.

4. Fees and Expenses. The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit C. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of Escrow Stock under this Agreement are not fulfilled, or the Escrow Agent renders any material service requested by a party hereto or deemed necessary by the Escrow Agent but not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such

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extraordinary services and reimbursed for all reasonable, documented, out-of-pocket costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from Active.                     ***                                 .

5. Limitation of Escrow Agent’s Liability.

5.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. EXCEPT WITH RESPECT TO ITS OWN WILLFUL MISCONDUCT, IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR INCIDENTAL OR PUNITIVE DAMAGES), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

5.2 Active and the Seller hereby jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation or removal of the Escrow Agent.

5.3 The duties of the Escrow Agent hereunder are purely ministerial in nature, and under no circumstances shall the Escrow Agent be deemed to be a fiduciary to the parties or any other person.

5.4 Except with respect to its gross negligence or willful misconduct, the Escrow Agent shall never be required to risk or advance its own funds or incur personal financial liability in performing its duties under this Agreement unless it shall have been assured or indemnified to its satisfaction by the party requesting such action.

5.5 The Escrow Agent may perform its duties hereunder through agents, attorneys, custodians or nominees.

6. Termination. This Agreement shall terminate on the day following the Termination Date or, if earlier, upon the release by the Escrow Agent of all of the Escrow Stock in accordance with this Agreement; provided, however, that if the Escrow Agent has received

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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from Active a Notice of Claim setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Stock released in accordance with this Agreement.

7. Successor Escrow Agent. The Escrow Agent may be removed, with or without cause, by a joint written notice to the Escrow Agent from the Seller and Active. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 60 days after it is given to all parties hereto. In such event, Active may appoint a successor escrow agent, subject to the Seller’s approval, which shall not be unreasonably withheld. If Active and the Seller fail to jointly appoint a successor escrow agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent. The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor escrow agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. On the effective date of such resignation, the Escrow Agent shall deliver this Agreement together with any and all related instruments or documents to any successor escrow agent subject to this Agreement. The Escrow Agent shall act in accordance with written instructions executed by both Active and the Seller as to the transfer of the Escrow Stock to a successor escrow agent. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor Escrow Agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

8. Miscellaneous.

8.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in the following ways: (a) on the day of delivery if delivered personally, (b) two Business Days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, return receipt requested, (c) the next Business Day following deposit with an overnight air courier service which guarantees next day delivery, or (d) upon receipt of written confirmation of receipt, if sent by facsimile (with a copy promptly sent by registered or certified mail return receipt requested or by overnight air carrier), to the other party at the following address (or to , such Person or Persons or such other address or addresses as a party may specify by notice pursuant to this provision):

if to Active:

The Active Network, Inc.
10182 Telesis Court, Suite 100
San Diego, CA 92130
Attention: Kory Vossoughi, General Counsel
Telephone: (858) 964-3819
Facsimile: (858) 658-0034

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if to Seller:

Elica Acquisition Corp.
c/o IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
Attention: General Counsel
Facsimile: (212)314-7349

With a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Karen E. Bertero
Facsimile: (213)229-7520

if to Escrow Agent:

Wells Fargo Bank, National Association
707 Wilshire Blvd., 17th Floor
Los Angeles, CA 90017
Attention: Tom Orlina
Telephone: (213) 614-4117
Facsimile: (213) 614-3306

The Escrow Agent may assume that any Notice of Claim, Dispute Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

8.2 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in

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the Southern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.1 or as indicated on the signature page hereto.

8.5 Successors and Assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act; provided, further, that any corporation or association into which the Seller may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Seller is a party, shall be and become the Seller’s successor under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act; provided, further, that any corporation or association into which Active may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Active is a party, shall be and become Active’s successor under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.6 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.7 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment executed and delivered by

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the Seller’s Representative shall be deemed to have been approved by and duly executed and delivered by the Seller.

8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.9 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

8.10 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto (except that the Escrow Agent is a party only to this Agreement) relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

8.11 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

8.12 Cooperation. The Seller and Active agree to cooperate fully with each other and the Escrow Agent to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.13 Controlling Agreement. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Purchase Agreement shall prevail, govern and control in all respects. Subject to the foregoing sentence, in the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in any other agreement, document or certification (other than the Purchase Agreement) delivered in connection with the transactions contemplated by the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth herein shall prevail, govern and control in all respects.

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8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.15 Attorneys’ Fees. Subject to the provisions of Section 5.2, in any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

ACTIVE:	SELLER:

THE ACTIVE NETWORK, INC., a Delaware corporation	ELICIA ACQUISITION CORP. a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

By:
Name:
Title:

EXHIBIT A

PURCHASE AGREEMENT

See Stock Acquisition Agreement filed herewith.

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, transfer and assign unto

( )
[NAME OF TRANSFEREE]	[NUMBER OF SHARES]

shares of Series F Convertible Preferred Stock of The Active Network, Inc., standing in its name on the books of such corporation and does hereby appoint                                  as attorney to transfer said shares of stock on the books of the corporation with full power of substitution in the premises.

Dated as of this              day of January, 2009

ELICIA ACQUISITION CORP.

By:

Print:

EXHIBIT C

ESCROW AGENT

SCHEDULE OF FEES

Acceptance Fee:	$500.00

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent - includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account.

Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Annual Administration Fee:	$2,000.00

For ordinary administration services by Escrow Agent - includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

Tax reporting is included for up to Five (5) entities. Should additional reporting be necessary, a $25 per reporting charge will be assessed.

This fee is Payable in advance, with the first installment due at the time of Escrow Agreement execution. Fee will not be prorated in case of early termination.

Wells Fargo’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (l)

•	Number of Deposits to Escrow Account: Not more than One (1)

•	Number of Withdrawals from Escrow Fund: Not more than Five (5)

•	Term of Escrow: Not more than One (1) year

•	THIS FEE SCHEDULE ASSUMES THAT BALANCES IN THE ESCROW ACCOUNT WILL BE INVESTED IN MONEY MARKET FUNDS THAT WELLS FARGO HAS A RELATIONSHIP WITH

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY

•	IF THE ACCOUNT(S) DOES NOT OPEN WITHIN THREE (3) MONTHS OF THE DATE SHOWN BELOW, THIS PROPOSAL WILL BE DEEMED TO BE NULL AND VOID

Out-of Pocket Expenses:	At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of- pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wells Fargo undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule.

Submitted on:

January 14, 2009

EXHIBIT D

DIRECTION FOR INVESTMENT

OF CASH BALANCES

Wells Fargo Advantage Funds

Direction to use Wells Fargo Advantage Funds for Cash Balances for the following account(s):

Account Name:         ACTIVE/ELICIA ESCROW

Account Number(s): to follow

You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the accounts listed above in the following money market portfolio of Wells Fargo Advantage Funds (the “Fund”) or another permitted investment of my choice (check one of the following):

•	Wells Fargo Advantage Funds, Government Money Market Fund

•	Wells Fargo Advantage Funds, Cash Investment Money Market Fund

•	Wells Fargo Advantage Funds, Prime Investment Money Market Fund

I acknowledge that I have received, at my request, and reviewed the Fund’s prospectus and have determined that the Fund is an appropriate investment for the Account.

I understand from reading the Fund’s prospectus that Wells Fargo Funds Management, LLC, (“Wells Fargo Funds Management”), a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and other administrative services for the Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member NASD/SIPC, an affiliate of Wells Fargo & Company. I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund’s prospectus.

I understand that you will not exclude amounts invested in the Fund from assets in the account(s) listed above that are subject to fees under the Agreement between us.

I understand that investments in the Fund are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or its affiliates and are not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the account(s) listed above.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I understand that if I choose to communicate this investment direction solely via facsimile, then the investment direction will be understood to be enforceable and binding.

Signature

Date

EXHIBIT E

CERTAIN DEFINED TERMS

For the purposes of this Agreement, the following terms shall have the following definitions:

“Acquirer Indemnified Persons” shall mean any of Active, any Affiliate thereof (including the Company following the Closing), any successor of any of them, or any of their respective officers, directors, employees, stockholders, agents or representatives....

“Affiliate” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, the first Person.

“Governmental Authority” shall mean any foreign, domestic, federal, territorial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

“Losses” shall mean any and all damages, fines, penalties, deficiencies, losses, diminution in value, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) and shall include any Losses from Third Party Claims.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust, joint venture, association, organization or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or Governmental Authority.

“Proceeding” shall mean any claim, charge, complaint, lawsuit, legal action, decree, judgment, order, settlement agreement, arbitration, proceeding or investigation (governmental or otherwise).

“Third Party Claims” shall mean any claim made, commenced or threatened by any Person or Governmental Authority, whether or not involving a Proceeding.

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE ACTIVE NETWORK, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THE ACTIVE NETWORK, INC.

a Delaware corporation

The Active Network, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 6, 1999 under the name “RaceGate.com, Inc.”

TWO: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (“Restated Certificate”) was adopted by the written consent of the corporation’s Board of Directors (the “Board”) and stockholders. This Restated Certificate restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

THREE: The text of the Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation (hereinafter, the “Corporation”) is The Active Network, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Classes of Stock.

1. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred Eighty-Five Million One Hundred Five Thousand Two Hundred Fifty Four (285,105,254) shares. Sixty-Five Million (65,000,000) shares shall be Common Stock and Two Hundred Twenty Million One Hundred Five Thousand Two Hundred Fifty Four (220,105,254) shares shall be Preferred Stock, each with a par value of $0,001 per share.

B. Rights. Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate shall be divided into series. The first series shall consist of 641,500 shares and is designated “Series A-l Preferred Stock.” The second series shall consist of 750,000 shares and is designated “Series A-2 Preferred Stock.” The third series shall consist of 405,882 shares and is designated “Series A-3 Preferred Stock.” The fourth series shall consist of 1,167,315 shares and is designated “Series A-4 Preferred Stock.” The fifth series shall consist of 1,082,150 shares and is designated “Series A-5 Preferred Stock.” The sixth series shall consist of 8,864,254 shares and is designated “Series A-6 Preferred Stock.” The seventh series shall consist of 5,050,000 shares and is designated “Series B-l Preferred Stock.” The eighth series shall consist of 2,729,012 shares and is designated “Series B-2 Preferred Stock.” The ninth series shall consist of 5,838,813 shares and is designated “Series B-3 Preferred Stock.” The tenth series shall consist of 2,973,115 shares and is designated “Series B-4 Preferred Stock.” The eleventh series shall consist of 21,861,225 shares and is designated “Series B-5 Preferred Stock.” The twelfth series shall consist of 84,378,637 shares and is designated “Series B-6 Preferred Stock.” The thirteenth series shall consist of 11,114,479 shares and is designated “Series B-7 Preferred Stock.” The fourteenth series shall consist of 50,534,105 shares and is designated “Series C Preferred Stock.” The fifteenth series shall consist of 5,855,037 shares and is designated “Series D Preferred Stock.” The sixteenth series shall consist of 6,998,966 shares and is designated “Series E Preferred Stock.” The seventeenth series shall consist of 9,860,764 shares and is designated “Series F Preferred Stock.” The Series A-l Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock shall be referred to collectively as the “Series Al-3 Preferred Stock.” The Series Al-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock shall be referred to collectively as the “Series A Preferred Stock.” The Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock, Series B-6 Preferred Stock and Series B-7 Preferred Stock shall be referred to collectively as the “Series B Preferred Stock” and, together with the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock, shall be referred to as the “Senior Preferred Stock.” The Series A Preferred Stock and Series B Preferred Stock shall be referred to collectively as the “Series A-B Preferred Stock.” The Series A-B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be referred to collectively as the “Preferred Stock.” The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). Additional rights, preferences, privileges, and restrictions granted to and imposed on the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are as set forth below in Article IV(D).

1. Dividends.

(a) The holders of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends prior and in preference to any dividend on the Common Stock, Series A Preferred Stock or Series B Preferred Stock at the rate of (i) with respect to holders of Series F Preferred Stock, 8% of the Series F Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, (ii) with respect to holders of Series E Preferred Stock, 8% of the Series E Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, (iii) with respect to holders of Series D Preferred Stock, 8% of the Series D Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum and (iv) with respect to holders of Series C Preferred Stock, 8% of the Series C Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor; such dividends shall be payable only when, as, and if declared by two-thirds (2/3) of the Board of Directors (including the directors designated by the holders of Series B-6 Preferred Stock under Section 5 of this Article IV(B)) and shall be cumulative. The holders of Series B-6 Preferred Stock shall be entitled to receive dividends after the dividends described in the preceding sentence shall have been declared and paid and prior and in preference to any dividend on the Common Stock, Series A Preferred Stock, Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock or Series B-7 Preferred Stock, at the rate of 10% of the Series B-6 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor; such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(b) The holders of Series B-5 Preferred Stock shall be entitled to receive dividends after the dividends described in Section 1(a) above shall have been declared and paid and prior and in preference to any dividend on the Common Stock, Series A Preferred Stock, Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock or Series B-7 Preferred Stock, at the rate of 10% of the Series B-5 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(c) The holders of Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock shall be entitled to receive dividends after the dividends described in Sections 1(a) and 1(b) above shall have been declared and paid and prior and in preference to any dividend on the Common Stock, Series A Preferred Stock, and Series B-7 Preferred Stock at the rate of (i) with respect to holders of Series B-l Preferred Stock, 10% of the Series B-l Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares), (ii) with respect to holders of Series B-2 Preferred Stock, 10% of the Series B-2 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iii) with respect to holders of Series B-3 Preferred Stock, 10% of the Series B-3 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (iv) with respect to holders of Series B-4 Preferred Stock, 10% of the Series B-4 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares), per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(d) The holders of Series A-6 Preferred Stock shall be entitled to receive dividends after the dividends described in Sections 1(a), 1(b) and 1(c) above shall have been declared and paid and prior and in preference to any dividend on the Common Stock, Series Al-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock or Series B-7 Preferred Stock, at the rate of 10% of the Series A-6 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(e) The holders of Series Al-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock shall be entitled to receive dividends after the dividends described in Sections 1(a), 1(b), 1(c) and 1(d) above shall have been declared and paid and prior and in preference to any dividend on the Common Stock and Series B-7 Preferred Stock at the rate of (i) with respect to holders of Series A-l Preferred Stock, 10% of the Series A-l Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares), (ii) with respect to holders of Series A-2 Preferred Stock, 10% of the Series A-2 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iii) with respect to holders of Series A-3 Preferred Stock, 10% of the Series A-3 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iv) with respect to holders of Series A-4 Preferred Stock, 10% of the Series A-4 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (iv) with respect to holders of Series A-5 Preferred Stock, 10% of the Series A-5 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares), per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(f) The holders of Series B-7 Preferred Stock shall be entitled to receive dividends after the dividends described in Sections 1(a), 1(b), 1(c), 1(d) and 1(e) above shall have been declared and paid and prior and in preference to any dividend on the Common Stock at the rate of 10% of the Series B-7 Liquidation Preference (as defined herein) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(g) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends on the Preferred Stock shall have been paid or declared in the manner set forth in Sections 1(a) through 1(f) above, and set apart during that fiscal year. After the payment to the holders of Preferred Stock of the full preferential amounts specified in Sections 1(a) through 1(f) above, any remaining assets of the Corporation distributed as a dividend shall be distributed with equal priority and pro rata among the holders of the Corporation’s Common Stock and the Preferred Stock, treating in such circumstances each share of Preferred Stock as if it had been converted into Common Stock at the then applicable conversion rate.

(h) In the event of a conversion of the Preferred Stock pursuant to Section 4, any declared and unpaid dividends shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (in any event, a “Liquidation”), the holders of Series F Preferred Stock shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock, an amount per outstanding share of Series F Preferred Stock equal to the sum of (1) $14.43, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series F Preferred Stock (the “Series F Purchase Price”), and (2) an amount equal to all accrued but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series F Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full Series F Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series F Preferred Stock upon a Liquidation shall be distributed ratably, on a per share basis, among the holders of Series F Preferred Stock in proportion to the amount of such stock owned by each such holder. For the sake of clarity, upon a Liquidation, the holders of the Series F Preferred Stock shall be entitled to the greater of the amount they would receive pursuant to (X) this subsection 2(a) and subsection 2(i) or (Y) subsection 2(j).

(b) In the event of any Liquidation, the holders of Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock shall be entitled to receive by reason of their ownership thereof, after the distribution described in Section 2(a) above shall have been paid and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock, (i) with respect to the Series E Preferred Stock, an amount per outstanding share of Series E Preferred Stock equal to the sum of (1) $10.5267, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series E Preferred Stock (the “Series E Purchase Price”), and (2) an amount equal to all accrued but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series E Liquidation Preference”), (ii) with respect to the Series D Preferred Stock, an amount per outstanding share of Series D Preferred Stock equal to the sum of (1) $9.3936, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series D Preferred Stock (the “Series D Purchase Price”), and (2) an amount equal to all accrued but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series D Liquidation Preference”) and (iii) with respect to the Series C Preferred Stock, an amount per outstanding share of Series C Preferred Stock equal to the sum of (1) $0.402, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series C Preferred Stock (the “Series C Purchase Price”), and (2) an amount equal to all accrued but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series C Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series E Liquidation Preference, Series D Liquidation Preference and Series C Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock upon a Liquidation shall be distributed ratably among the holders of Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock (x) among the series in proportion to the respective liquidation preferences of the respective series and (y) within each series and among the holders of such series in proportion to the amount of such series of stock owned by each such holder.

(c) In the event of any Liquidation, the holders of Series B-6 Preferred Stock shall be entitled to receive by reason of their ownership thereof, after the distributions described in Sections 2(a) and 2(b) above shall have been paid and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock, Series B-7 Preferred Stock or Common Stock an amount per outstanding share of Series B-6 Preferred Stock equal to the sum of (1) $.1333, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series B-6 Preferred Stock (the “Series B-6 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series B-6 Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series B-6 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B-6 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series B-6 Preferred Stock upon a Liquidation shall be distributed ratably, on a per share basis, among the holders of Series B-6 Preferred Stock in proportion to the amount of such stock owned by each such holder.

(d) In the event of any Liquidation, the holders of Series B-5 Preferred Stock shall be entitled to receive by reason of their ownership thereof, after the distributions described in Sections 2(a), 2(b) and 2(c) above shall have been paid and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-7 Preferred Stock, or Common Stock, an amount per outstanding share of Series B-5 Preferred Stock equal to the sum of (1) $0.3151, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series B-5 Preferred Stock (the “Series B-5 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series B-5 Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series B-5 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B-5 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series B-5 Preferred Stock upon a Liquidation shall be distributed ratably, on a per share basis, among the holders of Series B-5 Preferred Stock in proportion to the amount of such stock owned by each such holder.

(e) In the event of any Liquidation, the holders of Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock shall be entitled to receive by reason of their ownership thereof, after the distributions described in Sections 2(a), 2(b), 2(c) and 2(d) above shall have been paid and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B-7 Preferred Stock or Common Stock, (i) with respect to the Series B-l Preferred Stock, an amount per outstanding share of Series B-l Preferred Stock equal to the sum of (1) $0.22, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series B-l Preferred Stock (the “Series B-l Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series B-l Liquidation Preference”); (ii)with respect to the Series B-2 Preferred Stock, an amount per outstanding share of Series B-2 Preferred Stock equal to the sum of (1) $0.2618, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series B-2 Preferred Stock (the “Series B-2 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series B-2 Liquidation Preference”), (iii) with respect to the Series B-3 Preferred Stock, an amount per outstanding share of Series B-3 Preferred Stock equal to the sum of (1) $0.5654, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series B-3 Preferred Stock (the “Series B-3 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series B-3 Liquidation Preference”), and (iv) with respect to the Series B-4 Preferred Stock, an amount per outstanding share of Series B-4 Preferred Stock equal to the sum of (1) $0.1958, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series B-4 Preferred Stock (the “Series B-4 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series B-4 Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B-l Liquidation Preference, Series B-2 Liquidation Preference, Series B-3 Liquidation Preference and Series B-4 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock upon a Liquidation shall be distributed ratably among the holders of Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (x) among the series in proportion to the respective liquidation preferences of the respective series and (y) within each series and among the holders of such series in proportion to the amount of such series of stock owned by each such holder.

(f) In the event of any Liquidation, the holders of Series A-6 Preferred Stock shall be entitled to receive by reason of their ownership thereof, after the distributions described in Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above shall have been paid and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A1-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B-7 Preferred Stock or Common Stock, an amount per outstanding share of Series A-6 Preferred Stock equal to the sum of (1) $0.0733, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series A-6 Preferred Stock (the “Series A-6 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series A-6 Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series A-6 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A-6 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series A-6 Preferred Stock upon a Liquidation shall be distributed ratably among the holders of the Series A-6 Preferred Stock in proportion to the amount of such stock owned by each such holder.

(g) In the event of any Liquidation, the holders of Series Al-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock shall be entitled to receive by reason of their ownership thereof, after the distributions described in Sections 2(a), 2(b), 2(c), 2(d), 2(e) and 2(f) above shall have been paid and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or Series B-7 Preferred Stock, (i) with respect to the Series A-l Preferred Stock, an amount per outstanding share of Series A-l Preferred Stock equal to the sum of (1) $0.025, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series A-l Preferred Stock (the “Series A-l Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series A-l Liquidation Preference”); (ii) with respect to the Series A-2 Preferred Stock, an amount per outstanding share of Series A-2 Preferred Stock equal to the sum of (1) $0.05, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series A-2 Preferred Stock (the “Series A-2 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series A-2 Liquidation Preference”); (iii)with respect to the Series A-3 Preferred Stock, an amount per outstanding share of Series A-3 Preferred Stock equal to the sum of (1) $0.074, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series A-3 Preferred Stock (the “Series A-3 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series A-3 Liquidation Preference”); (iv) with respect to the Series A-4 Preferred Stock, an amount per outstanding share of Series A-4 Preferred Stock equal to the sum of (1) $0.1285, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series A-4 Preferred Stock (the “Series A-4 Purchase Price”) and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereafter referred to as the “Series A-4 Liquidation Preference”); and (v) with respect to the Series A-5 Preferred Stock, an amount per outstanding share of Series A-5 Preferred Stock equal to the sum of (1) $0.0185, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series A-5 Preferred Stock (the “Series A-5 Purchase Price”) and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereafter referred to as the “Series A-5 Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series Al-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A-l Liquidation Preference, Series A-2 Liquidation Preference, Series A-3 Liquidation Preference, Series A-4 Liquidation Preference and Series A-5 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series Al-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock upon a Liquidation shall be distributed ratably, between the holders of the Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock (x) among the series in proportion to the respective liquidation preferences of the respective series and (y) within each series among the holders of such series in proportion to the amount of such series of stock owned by each such holder.

(h) In the event of any Liquidation, the holders of Series B-7 Preferred Stock shall be entitled to receive by reason of their ownership thereof, after the distributions described in Sections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f), and 2(g) above shall have been paid and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount per outstanding share of Series B-7 Preferred Stock equal to the sum of (1) $0.1350, as adjusted for any stock dividends, combinations, splits or similar events affecting or with respect to Series B-7 Preferred Stock (the “Series B-7 Purchase Price”), and (2) an amount equal to all declared but unpaid dividends on each such share (the sum of clauses (1) and (2) being hereinafter referred to as the “Series B-7 Liquidation Preference”). If, upon the occurrence of a Liquidation, the assets and funds otherwise available for distribution among the holders of Series B-7 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B-7 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series B-7 Preferred Stock upon a Liquidation shall be distributed ratably, on a per share basis, among the holders of the Series B-7 Preferred Stock in proportion to the amount of such stock owned by each such holder.

(i) After payment of the amounts set forth in subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f), 2(g) and 2(h) above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed among the holders of Series A-B Preferred Stock, Series F Preferred Stock and Common Stock to each such holder in proportion to its pro rata share of the sum of (1) the shares of Common Stock then outstanding, (2) the shares of Common Stock issuable upon conversion of the shares of Series A-B Preferred Stock then outstanding and (3) the shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock then outstanding (the “Series F Liquidation Conversion Shares”), except that, if the entire assets and funds of the Corporation legally available for distribution upon a Liquidation exceed $500,000,000, then with respect to any distribution of the portion of such assets and funds in excess of $500,000,000 pursuant to this Section 2(i), for purposes of determining the pro rata allocation of such distribution to the holders of Series F Preferred Stock the definition of “Series F Liquidation Conversion Shares” as set forth above shall be deemed to be 1.2 multiplied by the shares of Common Stock which such holder would otherwise have the right to acquire upon conversion of the shares of Series F Preferred Stock. Notwithstanding the foregoing but subject to subsection 2(j), (1) if a Liquidation is consummated within 18 months from August 21, 2008, then the total per share distribution to holders of Series F Preferred Stock pursuant to this Section 2 of this Division B of this Article IV shall not exceed 1.5 multiplied by the Series F Purchase Price; and (2) if a Liquidation is consummated after the 18 month anniversary of August 21, 2008, then the total per share distribution to holders of Series F Preferred Stock pursuant to this Section 2 of this Division B of this Article IV shall not exceed 2.0 multiplied by the Series F Purchase Price.

(j) Notwithstanding the limitations set forth in the last sentence of subsection 2(i), the holders of the Series F Preferred Stock shall be entitled to receive upon a Liquidation, a per share distribution equal to the greater of (X) the total per share distribution to holders of Series F Preferred Stock pursuant to Subsection 2(a) and Subsection 2(i) or (Y) the amount that the holders of Series F Preferred Stock would be entitled to receive in the Liquidation upon the conversion of the shares of Series F Preferred Stock then outstanding to shares of Common Stock.

(k) For purposes of this Section 2 of this Division B of this Article IV, any acquisition of the Corporation by means of a merger or other form of corporate reorganization (excluding any transaction effected for the purpose of changing the domicile of the Corporation), or a sale of all or substantially all of the assets of the Corporation, or sale of securities representing at least a majority of the voting or economic power of all securities of the Corporation, unless the Corporation is the surviving corporation and the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power in the same relative proportions of the successor to the Corporation’s business (any such acquisition or sale being hereinafter referred to as an “Acquisition”), shall be treated as a Liquidation. The Corporation shall notify each holder of Preferred Stock in writing of any pending Acquisition not less than 10 days prior to the consummation thereof. Such notice shall describe the material terms and conditions of the Acquisition (including without limitation, the amount and nature of the total consideration to be paid in connection therewith). Upon the closing of any Acquisition, the holders of Preferred Stock and Common Stock shall be entitled to receive the amounts of cash, securities or other property as specified in subsections 2(a) through 2(j) of this Division B of this Article IV. Nothing contained in this paragraph shall limit the right of the holders of Preferred Stock to convert the Preferred Stock into Common Stock in accordance with Section 4 of this Division B of this Article IV.

(l) Any securities and noncash property to be delivered to the holders of Preferred Stock and Common Stock pursuant to Section 2(a)-(j) above shall be valued as follows:

(i) For securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 day period ending three days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid and asked prices over the 30 day period ending three days prior to the closing;

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board; and

(ii) The value of securities subject to investment letter or other restrictions on free marketability and the value of all other noncash property shall be appropriately discounted as determined in good faith by the Board; and

(iii) If the holders of at least a majority of the then outstanding shares of Senior Preferred Stock or the holders of at least a majority of the then outstanding shares of Series B-6 Preferred Stock shall object to the determination by the Board of the value of securities or noncash property under this subsection 2(1) of this Division B of this Article IV, the Corporation shall engage at its own cost a nationally recognized investment bank mutually selected by the Board and such holders to determine the value thereof and the determination of such investment bank shall be conclusive.

(m) The provisions of this subsection 2 of this Division B of this Article IV are in addition to the protective provisions of Section 6 below.

3. Redemption. Except as set forth in Section 2 of Division D of this Article IV, the Preferred Stock is not redeemable.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock, determined by dividing the Original Series A-l Issue Price, Original Series A-2 Issue Price, Original Series A-3 Issue Price, Original Series A-4 Issue Price, Original Series A-5 Issue Price, Original Series A-6 Issue Price, Original Series B-l Issue Price, Original Series B-2 Issue Price, Original Series B-3 Issue Price, Original Series B-4 Issue Price, Original Series B-5 Issue Price, Original Series B-6 Issue Price, Original Series B-7 Issue Price, Original Series C Issue Price, Original Series D Issue Price, Original Series E Issue Price or the Original Series F Issue Price as applicable, by the conversion price at the time in effect for such series (the “Conversion Price”). The “Original Series A-l Issue Price” shall be $0.025 per share, the “Original Series A-2 Issue Price” shall be $0.05 per share, the “Original Series A-3 Issue Price” shall be $0.074 per share, the “Original Series A-4 Issue Price” shall be $0.1285 per share, the “Original Series A-5 Issue Price” shall be $0.0185 per share, the “Original Series A-6 Issue Price” shall be $0.0733 per share, the “Original Series B-l Issue Price” shall be $0.22 per share, the “Original Series B-2 Issue Price” shall be $0.2618 per share, the “Original Series B-3 Issue Price” shall be $0.5654 per share, the “Original Series B-4 Issue Price” shall be $0.1958 per share, the “Original Series B-5 Issue Price” shall be $0.3151 per share, the “Original Series B-6 Issue Price” shall be $0.1333 per share and the “Original Series B-7 Issue Price” shall be $0.1350 per share, the “Original Series C Issue Price” shall be $0.402 per share, the “Original Series D Issue Price” shall be $9.3936 per share, the “Original Series E Issue Price” shall be $10.5267 per share and the “Original Series F Issue Price” shall be $14.43 per share. The initial Conversion Price per share for shares of Series A-l Preferred Stock shall be $0.39375, the initial Conversion Price per share for shares of Series A-2 Preferred Stock shall be $0.7875, the initial Conversion Price per share for shares of Series A-3 Preferred Stock shall be $1.0639, the initial Conversion Price per share for shares of

Series A-4 Preferred Stock shall be $1.6647, the initial Conversion Price per share for shares of Series A-5 Preferred Stock shall be $0.291375, the initial Conversion Price per share for shares of Series A-6 Preferred Stock shall be $0.701978, the initial Conversion Price per share for shares of Series B-l Preferred Stock shall be $3.465, the initial Conversion Price per share for shares of Series B-2 Preferred Stock shall be $4.12335, the initial Conversion Price per share for shares of Series B-3 Preferred Stock shall be the $7.128816, the initial Conversion Price per share for shares of Series B-4 Preferred Stock shall be $3.08385, the initial Conversion Price per share for shares of Series B-5 Preferred Stock shall be $4.962825, the initial Conversion Price per share for shares of Series B-6 Preferred Stock shall be $2.099475, the initial Conversion Price per share for shares of Series B-7 Preferred Stock shall be $2.12625, the initial Conversion Price per share for shares of Series C Preferred Stock shall be $6.3315, the initial Conversion Price per share for shares of Series D Preferred Stock shall be $9.3936, the initial Conversion Price per share for shares of Series E Preferred Stock shall be $10.5267 and the initial Conversion Price per share for shares of Series F Preferred Stock shall be $14.43; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) of this Division B of this Article IV and subsection 3(b) of Division D of this Article IV.

(b) Automatic Conversion.

(i) Each share of Series A-B Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Issue Price for such series of Series A-B Preferred Stock by the then-effective Conversion Price for such series of Series A-B Preferred Stock immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), where (x) the market capitalization of the Corporation, based on the initial offering price per share in such offering (but excluding the shares sold by the Corporation in such offering), is at least $125,000,000, (y) after such public offering, the shares are listed on a United States national securities exchange and (z) the Corporation receives gross proceeds of at least $25,000,000 (before payment of any underwriter discounts and commissions and offering expenses) (a “Qualified IPO”).

(ii) Any conversion pursuant to this subsection 4(b) of this Division B of this Article IV shall be effected without any action by the holder of such series of Series A-B Preferred Stock and whether or not certificates representing such shares are surrendered to the Corporation or any transfer agent for such Series A-B Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series A-B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Corporation’s capital stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A-B Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A-B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A-B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A-B Preferred Stock shall not be deemed to have converted such Series A-B Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Series A-B Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A-B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)(A) If the Corporation shall issue after 4:00 p.m., Eastern time, on the date of original filing of this Restated Certificate with the Delaware Secretary of State (the “Effective Time”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for a series of Series A-B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of the foregoing computation, the number of shares of Common Stock outstanding shall be deemed to include all shares of Common Stock actually outstanding and all shares of Common Stock deemed to be outstanding as a result of the application of subsection 4(d)(i)(E) of this Division B of this Article IV. Notwithstanding the foregoing, in connection with the issuance of any Additional Stock (except, in connection with antidilution adjustments to the other series of Series A-B Preferred Stock, which shall be governed by the first sentence of this subsection 4(d)(i)(A) of this Division B of this Article IV) without consideration or for a consideration per share less than the then applicable Conversion Price of the Series B-6 Preferred Stock, the Conversion Price of the Series B-6 Preferred Stock shall be lowered to be equal to the consideration per share received by the Corporation for such issuance. Except as to the Series B-2 Preferred Stock and the Series A-6 Preferred Stock, the provisions of this subsection 4(d)(i) of this Division B of this Article IV may be waived in any instance upon the written agreement by the holders of at least a majority of the then outstanding shares of Senior Preferred Stock and the holders of at least a majority of the then outstanding shares of Series B-6 Preferred Stock.

(B) No adjustment of the Conversion Price for the Series A-B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(d)(i)(E)(3) and (E)(4) of this Division B of this Article IV, no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) of this Division B of Article IV shall have the effect of increasing the Conversion Price for the Series A-B Preferred Stock above the Conversion Price for the applicable series of Series A-B Preferred Stock in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board, without regard to the accounting treatment thereof; provided that if the holders of at least a majority of the then outstanding shares of Senior Preferred Stock or the holders of at least a majority of the then outstanding shares of Series B-6 Preferred Stock shall object to such determination, the Corporation shall engage at its own cost a nationally recognized investment bank mutually selected by the Board and such holders to determine the value thereof and the determination of such investment bank shall be conclusive.

(E) In the case of the issuance (whether before, on or after the Effective Time) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii) of this Division B of this Article IV:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D) of this Division B of this Article IV), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D) of this Division B of this Article IV).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A-B Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for the Series A-B Preferred Stock to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(l) and (2) of this Division B of this Article IV shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4) of this Division B of this Article IV.

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E) of this Division B of this Article IV) by the Corporation on or after the Effective Time other than:

(1) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) of this Division B of this Article IV,

(2) Shares of Common Stock or Common Stock Equivalents (as defined below) issuable or issued after the Effective Time to officers, employees, agents, consultants, or directors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement approved by the Compensation Committee of the Board of Directors of the Corporation; provided that if the total number of shares reserved under such plans or agreements exceeds 12,739,178 (plus any evergreen increases that take place after the Effective Time and which were previously approved by the Corporation’s stockholders), as adjusted for any stock dividend, stock split, recapitalization or the like, the holders of at least a majority of the then outstanding shares of Series B-6 Preferred Stock and the Senior Preferred Stock shall be required to consent to any increase under such plans or agreements,

(3) Shares of Common Stock or Common Stock Equivalents issued after the Effective Time in connection with a bona fide lease transaction or bank financing approved by the Board of Directors;

(4) Shares of Common Stock or Common Stock Equivalents issued to persons or entities with which the Corporation has a potential or existing customer, independent contractor, consultancy, supplier or other strategic relationship, so long as such issuance is approved by the Board of Directors,

(5) Shares of Common Stock or Common Stock Equivalents issued in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise,

(6) Shares of Common Stock issued or issuable in a public offering in connection with which all outstanding shares of Series A-B Preferred Stock will be converted to Common Stock,

(7) Shares of Common Stock issued or issuable in connection with the conversion of shares of Series A-B Preferred Stock into Common Stock; provided that, notwithstanding the foregoing, the Conversion Price of the Series B-6 Preferred Stock shall be subject to adjustment under subsection 4(d) of this Division B of this Article IV due to adjustments (whether through antidilution or otherwise) made to the Conversion Prices or the number of shares issuable upon conversion of any other series of Series A-B Preferred Stock, or

(8) Up to 150,000 shares of Common Stock or Common Stock Equivalents issuable or issued to a lender pursuant to a warrant.

(iii) In the event the Corporation should at any time or from time to time after the Effective Time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Series A-B Preferred Stock as the case may be, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E) of this Division B of this Article IV.

(iv) If the number of shares of Common Stock outstanding at any time after the Effective Time is decreased by a combination of the outstanding shares of Common Stock, to the extent that such series of Series A-B Preferred Stock has not been similarly combined, then, following the record date of such combination, the Conversion Price of each series of Series A-B Preferred Stock, as the case may be, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii) of this Division B of this Article IV, then, in each such case for the purpose of this subsection 4(e) of this Division B of this Article IV, the holders of Series A-B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A-B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2 of this Division B of this Article IV) provision shall be made so that the holders of the Series A-B Preferred Stock shall thereafter be entitled to receive upon conversion of each series of Series A-B Preferred Stock, as the case may be, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 of this Division B of this Article IV with respect to the rights of the holders of the Series A-B Preferred Stock after the recapitalization to the end that the provisions of this Section 4 of this Division B of this Article IV (including adjustment of the Conversion Price of each series of Series A-B Preferred Stock then in effect and the number of shares purchasable upon conversion of any series of Series A-B Preferred Stock, as the case may be) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This Corporation will not, by amendment of this Restated Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 of this Division B of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A-B Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares of Common Stock shall be issued upon conversion of the Series A-B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series A-B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(ii) Within fifteen (15) days following the occurrence of each adjustment or readjustment of the Conversion Price for a series of Series A-B Preferred pursuant to this Section 4 of this Division B of this Article IV, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A-B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-B Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the applicable series of Series A-B Preferred Stock, as the case may be, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the applicable series of Series A-B Preferred Stock, as the case may be.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A-B Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A-B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A-B Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-B Preferred Stock in addition to such other remedies as shall be available to the holder of such Series A-B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k) Notices. Any notice required or permitted by the provisions of this Section 4 of this Division B of this Article IV to be given to the holders of shares of Series A-B Preferred Stock shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five days after deposit with the U.S. postal service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iv) one business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

5. Voting Rights.

(a) General. The holder of each share of Series A-B Preferred Stock shall be entitled to exercise a number of votes equal to the number of shares of Common Stock and Common Stock Equivalents held by such stockholder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as expressly provided herein or required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A-B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Special. The holders of the Series B-6 Preferred Stock, voting as a separate class, shall be entitled to elect two directors (the “Series B-6 Directors”). The holders of at least a majority of the then outstanding shares of the Series B-6 Preferred Stock, present in person or by proxy at any meeting relating to the election of directors (or by written consent), shall be entitled to elect the Series B-6 Directors. A Series B-6 Director may be removed during his or her term of office, without cause, by and only by, the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B-6 Preferred Stock. A vacancy in a seat held by a Series B-6 Director shall be filled by vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B-6 Preferred Stock.

6. Protective Provisions.

(a) So long as any shares of Senior Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of the Senior Preferred Stock, voting as a separate class, and the holders of a majority of the then outstanding shares of Series B-6 Preferred Stock, Series C

Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a separate class:

(i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock other than by conversion of Preferred Stock in accordance with Section 4 of this Division B of this Article IV or subsection 3 of Division D of this Article IV below;

(ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of the Common Stock or any Common Stock Equivalents; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary in all cases as approved by the Board of Directors and pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment;

(iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security and any equity-linked securities (including stock appreciation rights, “phantom” stock rights or rights to payment based on the performance of the Corporation)) senior or equal to the Senior Preferred Stock as to dividend rights, redemption rights, liquidation preferences, voting rights, election of directors or conversion rights;

(iv) Permit any subsidiary of the Corporation to issue any equity securities to any third party;

(v) Declare, pay or otherwise set aside a dividend payable on the Common Stock or Preferred Stock

(vi) Effect any voluntary liquidation or dissolution of the Corporation or permit any of its subsidiaries to voluntarily liquidate or dissolve;

(vii) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation; provided, that this subsection 6(a)(vii) of this Division B of this Article IV shall not apply to any such sale or transfer of assets or any such consolidation or merger in which the holders of shares of Senior Preferred Stock receive consideration with an aggregate fair market value exceeding two and one-half times the Series B-l Purchase Price, Series B-2 Purchase Price, Series B-3 Purchase Price, Series B-4 Purchase Price, Series B-5 Purchase Price and Series B-6 Purchase Price, Series C Purchase Price, Series D Purchase Price, Series E Purchase Price and Series F Purchase Price, respectively; or

(viii) Amend this Restated Certificate or its Bylaws so as to:

(1) Authorize the issuance of any other equity security (including any security convertible into or exercisable for any equity security) senior or equal to the Senior Preferred Stock as to dividend rights, redemption rights, liquidation preferences, voting rights, ability to elect directors, or conversion rights;

(2) Increase or decrease the number of authorized shares of Common Stock or any series of Preferred Stock;

(3) Alter or change the powers, preferences or special rights of the Preferred Stock or Common Stock;

(4) Grant more favorable antidilution provisions to any other series of Preferred Stock than are granted to the Senior Preferred Stock;

(5) Change the authorized number of directors of the Corporation; or

(6) Materially and adversely affect the Senior Preferred Stock;

(ix) Incur or assume, or permit any subsidiary to incur or assume, indebtedness for borrowed funds in excess of $22,000,000, individually or in the aggregate over any 12 month period, other than in the ordinary course of business, or to guarantee the indebtedness of any third party in excess of $22,000,000, individually or in the aggregate over any 12 month period, other than in the ordinary course of business;

(x) Enter into, or permit any subsidiary to enter into, any transaction, including, without limitation, any loans or extensions of credit, release of guarantee, management contract or royalty agreements, compensation agreement, consulting or other agreement with any affiliate (including any director, officer or 5% stockholder);

(xi) Adopt, amend or waive any provision of any incentive plan, stock option plan or agreement, employee stock ownership plan, stock plan or restricted stock grant;

(xii) In any calendar year, issue to individuals employed by the Corporation on or prior to August 21, 2008 options to purchase Common Stock which are exercisable in the aggregate for in excess of 2.5% of the Corporation’s total outstanding shares of Common Stock on a fully-diluted and as-converted basis, as determined on December 31st of such calendar year;

(xiii) Authorize or permit any material change in the principal business of the Corporation; or

(xiii) Amend the protective provisions set forth in this subsection 6(a) of this Division B of this Article IV.

(b) So long as any shares of Series A-6 Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Series A-6 Preferred Stock, amend this Restated Certificate or its

Bylaws so as to alter or change the powers, preferences or special rights of the Series A-6 Preferred Stock.

7. Status of Converted or Redeemed Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 of this Division B of this Article IV or Section 3 of Division D of this Article IV, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Restated Certificate shall be appropriately and promptly amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of this Division B of this Article IV.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

D. Additional Provisions Applicable to the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

1. Liquidation Rights.

(a) With respect to the distribution of the Series C Liquidation Preference to holders of Series C Preferred Stock pursuant to Section 2 of this Division B of this Article IV, the treatment of an Acquisition as a Liquidation can be waived by the vote or consent of holders of not less than 51% of the then outstanding Series C Preferred Stock. With respect to the distribution of the Series D Liquidation Preference to holders of Series D Preferred Stock pursuant to Section 2 of this Division B of this Article IV, the treatment of an Acquisition as a Liquidation can be waived by the vote or consent of holders of not less than 51% of the then outstanding Series D Preferred Stock. With respect to the distribution of the Series E Liquidation Preference to holders of Series E Preferred Stock pursuant to Section 2 of this Division B of this Article IV, the treatment of an Acquisition as a Liquidation can be waived by the vote or consent of holders of not less than 51% of the then outstanding Series E Preferred Stock. With respect to the distribution of the Series F Liquidation Preference to holders of Series F Preferred Stock pursuant to Section 2 of this Division B of this Article IV, the treatment of an Acquisition as a Liquidation can be waived by the vote or consent of holders of not less than 51% of the then outstanding Series F Preferred Stock.

(b) If the holders of at least a majority of the then outstanding shares of Series C Preferred Stock shall object to the determination by the Board of the value of securities or noncash property to be distributed to the holders of Series C Preferred Stock under subsection 2(k) of this Division B of this Article IV, the Corporation shall engage at its own cost a nationally recognized investment bank mutually selected by the Board and such holders to determine the value thereof and the determination of such investment bank shall be conclusive on the Corporation and the holders of Series C Preferred Stock.

(c) If the holders of at least a majority of the then outstanding shares of Series D Preferred Stock shall object to the determination by the Board of the value of securities or noncash property to be distributed to the holders of Series D Preferred Stock under subsection 2(k) of Division B of this Article IV, the Corporation shall engage at its own cost a nationally recognized investment bank mutually selected by the Board and such holders to determine the value thereof and the determination of such investment bank shall be conclusive on the Corporation and the holders of Series D Preferred Stock.

(d) If the holders of at least a majority of the then outstanding shares of Series E Preferred Stock shall object to the determination by the Board of the value of securities or noncash property to be distributed to the holders of Series E Preferred Stock under subsection 2(k) of Division B of this Article IV, the Corporation shall engage at its own cost a nationally recognized investment bank mutually selected by the Board and such holders to determine the value thereof and the determination of such investment bank shall be conclusive on the Corporation and the holders of Series E Preferred Stock.

(e) If the holders of at least a majority of the then outstanding shares of Series F Preferred Stock shall object to the determination by the Board of the value of securities or noncash property to be distributed to the holders of Series F Preferred Stock under subsection 2(k) of Division B of this Article IV, the Corporation shall engage at its own cost a nationally recognized investment bank mutually selected by the Board and such holders to determine the value thereof and the determination of such investment bank shall be conclusive on the Corporation and the holders of Series F Preferred Stock.

2. Redemption.

(a) The Corporation shall be obligated to redeem the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock as follows:

(i) The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series C Preferred Stock in three (3) consecutive annual installments beginning on the fifth (5th) anniversary of the date on which shares of the Series F Preferred Stock are first , issued by the Corporation (each a “Redemption Date”); provided that the Corporation shall receive at least sixty (60) days prior to the first such Redemption Date written notice of such election of the Series C Preferred Stock. The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series C Preferred Stock to be redeemed on such Redemption Date a per share sum equal to the Series C Liquidation Preference. The total amount to be paid for the Series C Preferred Stock on each Redemption Date is hereinafter referred to as the “Series C Redemption Price.” The number of shares of Series C Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 2(a) shall be redeemed from each holder of Series C Preferred Stock on a pro rata basis, based on the number of shares of Series C Preferred Stock then held. The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series D Preferred Stock in three (3) consecutive annual installments beginning on the Redemption Date; provided that the Corporation shall receive at least sixty (60) days prior to the first such Redemption Date written notice of such election of the Series D Preferred Stock. The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series D Preferred Stock to be redeemed on such Redemption Date a per share sum equal to the Series D Liquidation Preference. The total amount to be paid for the Series D Preferred Stock on each Redemption Date is hereinafter referred to as the “Series D Redemption Price.” The number of shares of Series D Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 2(a) shall be redeemed from each holder of Series D Preferred Stock on a pro rata basis, based on the number of shares of Series D Preferred Stock then held. The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series E Preferred Stock, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series E Preferred Stock in three (3) consecutive annual installments beginning on the Redemption Date; provided that the Corporation shall receive at least sixty (60) days prior to the first such Redemption Date written notice of such election of the Series E Preferred Stock. The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series E Preferred Stock to be redeemed on such Redemption Date a per share sum equal to the Series E Liquidation Preference. The total amount to be paid for the Series E Preferred Stock on each Redemption Date is hereinafter referred to as the “Series E Redemption Price.” The number of shares of Series E Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 2(a) shall be redeemed from each holder of Series E Preferred Stock on a pro rata basis, based on the number of shares of Series E Preferred Stock then held. The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series F Preferred Stock, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series

F Preferred Stock in three (3) consecutive annual installments beginning on the Redemption Date; provided that the Corporation shall receive at least sixty (60) days prior to the first such Redemption Date written notice of such election of the Series F Preferred Stock. The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series F Preferred Stock to be redeemed on such Redemption Date a per share sum equal to the Series F Liquidation Preference. The total amount to be paid for the Series F Preferred Stock on each Redemption Date is hereinafter referred to as the “Series F Redemption Price.” The number of shares of Series F Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series F Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 2(a) shall be redeemed from each holder of Series F Preferred Stock on a pro rata basis, based on the number of shares of Series F Preferred Stock then held.

(ii) At least thirty (30) days but no more than sixty (60) days prior to the applicable Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock to be redeemed setting forth (A) the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price, as applicable, for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price, as applicable, upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Corporation), then it shall so notify such holders and shall redeem such shares (1) pro rata from the holders of Series F Preferred Stock (based on the portion of the Aggregate Series F Redemption Price payable to them) to the extent possible out of funds legally available and (2) to the extent there are funds legally available after the redemption of Series F Preferred Stock pursuant to clause (1), pro rata from the holders of the Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock, as applicable (based on the portion of the aggregate Series C Redemption Price, Series D Redemption Price and/or Series E Redemption Price payable to them) to the extent possible out of legally available funds and shall redeem the remaining shares to be redeemed on the next Redemption Date, or as soon as sufficient funds are legally available

(b) On or prior to a Redemption Date, the Corporation shall deposit the applicable Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price of all shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price, as applicable, of the shares to be redeemed on such Redemption Date to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this subsection 2(b) of this Division B of this Article IV for the redemption of shares which are thereafter converted into shares of Common Stock (no later than the fifth (5th) day preceding the applicable Redemption Date) pursuant to Section 4 of this Division B of this Article IV shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this subsection 2(b) of this Division B of this Article IV remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

(c) On or after each such Redemption Date, each holder of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price or the Corporation is unable to pay the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be (except the right to receive the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series C Preferred Stock, Series D Preferred Stock. Series E Preferred Stock and/or Series F Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

In the event of a call for redemption of any shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock, the Conversion Rights applicable to such shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the applicable Redemption Date, unless there is a default in payment of the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price on the Redemption Date; in such case, such shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until the Series C Redemption Price, Series D Redemption Price, Series E Redemption Price and/or Series F Redemption Price, as applicable, in connection therewith is fully paid.

3. Conversion.

(a) Automatic Conversion. Each share of Series C Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series C Issue Price by the then-effective Conversion Price for the Series C Preferred Stock immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, at a public offering price of not less than $.66732 per share (as adjusted for any stock dividends, combinations and splits with respect to the shares of Common Stock), where (x) the market capitalization of the Corporation, based on the initial offering price per share in such offering (but excluding the shares sold by the Corporation in such offering), is at least $150,000,000, (y) after such public offering, the shares are listed on a United States national securities exchange and (z) the Corporation receives gross proceeds of at least $25,000,000 (before payment of any underwriter discounts and commissions and offering expenses). In addition, immediately upon the vote by or written consent of holders of not less than two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock, each share of Series C Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series C Issue Price by the then-effective Conversion Price for the Series C Preferred Stock. Each share of Series D Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series D Issue Price by the then-effective Conversion Price for the Series D Preferred Stock immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, at a public offering price where (x) the market capitalization of the Corporation, based on the initial offering price per share in such offering (but excluding the shares sold by the Corporation in such offering), is at least $240,000,000, (y) after such public offering, the shares are listed on a United States national securities exchange and (z) the Corporation receives gross proceeds of at least $25,000,000 (before payment of any underwriter discounts and commissions and offering expenses). In addition, immediately upon the vote by or written consent of holders of not less than two-thirds (2/3) of the then outstanding shares of Series D Preferred Stock, each share of Series D Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series D Issue Price by the then-effective Conversion Price for the Series D Preferred Stock. Each share of Series E Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series E Issue Price by the then-effective Conversion Price for the Series E Preferred Stock immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, at a public offering price where (x) the market capitalization of the Corporation, based on the initial offering price per share in such offering (but excluding the shares sold by the Corporation in such offering), is at least $350,000,000, (y) after such public offering, the shares are listed on a United States national securities exchange and (z) the Corporation receives gross proceeds of at least $25,000,000 (before payment of any underwriter discounts and commissions and offering expenses). In addition, immediately upon the vote by or written consent of holders of not less than two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock, each share of Series E Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series E Issue Price by the then-effective Conversion Price for the Series E Preferred Stock. Each share of Series F Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series F Issue Price by the then-effective Conversion Price for the Series F Preferred Stock immediately upon the closing of, the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, at a public offering price where (x) the market capitalization of the Corporation, based on the initial offering price per share in such offering (but excluding the shares sold by the Corporation in such offering), is at least $675,000,000, (y) after such public offering, the shares are listed on a United States national securities exchange and (z) the Corporation receives gross proceeds of at least $75,000,000 (before payment of any underwriter discounts and commissions and offering expenses) (a “Series F Qualified IPO”); provided, however, that in the event that a Series F Qualified IPO occurs on or prior to the eighteen (18) month anniversary of August 21, 2008 where the market capitalization of the Corporation, based upon the initial offering price per share in such offering (but excluding the shares sold by the Corporation in such offering), is less than $1,000,000,000, then the conversion ratio for each share of Series F Preferred Stock shall be adjusted such that the total value, in the aggregate, of the Common Stock received by the holders of the Series F Preferred Stock upon such conversion, based upon the initial offering price per share in such offering (but excluding the shares sold by the Company in such offering) shall equal the value of the Common Stock that would have been received by the holders of the Series F Preferred Stock upon conversion of their shares of Series F Preferred stock pursuant to the occurrence of a Series F Qualified IPO where the market capitalization of the Corporation, based on the initial offering price per share in such offering (but excluding the shares sold by the Corporation in such offering), was equal to $1,000,000,000. In addition, immediately upon the vote by or written consent of holders of not less than two-thirds (2/3) of the then outstanding shares of Series F Preferred Stock, each share of Series F Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series F Issue Price by the then-effective Conversion Price for the Series F Preferred Stock.

(b) Mechanics of Conversion; Adjustment Provisions; No Impairment; No Fractional Shares; Etc. The provisions set forth in subsections 4(c) through 4(k) of Division B of this Article IV, which are hereby incorporated by reference into this subsection 3(b) of this Division D of this Article IV as if fully set forth herein, shall be applicable to the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock as and to the same extent such provisions are applicable to the Series A-B Preferred Stock; provided that, notwithstanding the foregoing and notwithstanding subsection 4(d)(ii)(7) of Division B of this Article IV, the Conversion Price of the Series C Preferred Stock, Series D Preferred Stock, the Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment under subsection 4(d) of Division B of this Article IV due to adjustments (whether through antidilution or otherwise) made to the Conversion Prices or the number of shares issuable upon conversion of any series of Series A-B Preferred Stock.

4. Voting Rights. The holder of each share of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to exercise a number of votes equal to the number of shares of Common Stock and Common Stock Equivalents held by such stockholder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as expressly provided herein or required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Notwithstanding, the foregoing, holders of Series F Preferred Stock shall not be entitled to vote such shares in the election of directors of the Corporation until (i) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) such that such holder could, in compliance with the HSR Act, acquire a number of shares of Series F Preferred Stock with the right to vote for directors of the Corporation equal to the number of shares of Series F Preferred Stock without the right to vote for directors of the Corporation held by such holder or (ii) any other event, the occurrence of which results in such holder’s ability to acquire, in compliance with the HSR Act, a number of shares of Series F Preferred Stock with the right to vote for directors of the Corporation equal to the number of shares of Series F Preferred Stock without the right to vote for directors of the Corporation held by such holder. For the avoidance of doubt, holders of Series F Preferred Stock shall not have voting rights with respect to the election of directors, except as expressly provided herein or as required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Status of Converted or Redeemed Stock. In the event any shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be redeemed pursuant to Section 2 of this Division B of this Article IV or converted pursuant to subsection 4(a) of Division B of this Article IV or Section 3 of this Division B of this Article IV, the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation. The Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board or by the stockholders.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE X

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE XI

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

FOUR: The foregoing amendment has been approved by the Board and the stockholders of the Corporation.

FIVE: This Restated Certificate has been duly adopted in accordance with §103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Restated Certificate has been executed under the seal of the Corporation as of this 21st day of January, 2009.

THE ACTIVE NETWORK, INC. /s/ David Alberga
By: David Alberga, Chief Executive Officer

ATTEST: /s/ Kourosh Vossoughi
Kourosh Vossoughi, Secretary

SIGNATURE PAGE TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION